     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999
                                                      REGISTRATION NO. 333-72889

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      MULTI-LINK TELECOMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

               COLORADO                                 7389                                84-1334687
      (State or jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    incorporation or organization)          Classification Code Number)

    811 LINCOLN STREET, SUITE 500                 NIGEL V. ALEXANDER
        DENVER, COLORADO 80203              811 LINCOLN STREET, SUITE 500
            (303) 831-1977                      DENVER, COLORADO 80203
   (Address and telephone number of                 (303) 831-1977
   principal executive offices and      (Name, address and telephone number of
    address of principal place of                 agent for service)
              business)

                                With Copies to:

        THOMAS S. SMITH, ESQ.                   ROBERT W. WALTER, ESQ.
        KEVIN J. KANOUFF, ESQ.            BERLINER ZISSER WALTER & GALLEGOS,
        SMITH MCCULLOUGH, P.C.                           P.C.
 4643 SOUTH ULSTER STREET, SUITE 900       1700 LINCOLN STREET, SUITE 4700
        DENVER, COLORADO 80237                  DENVER, COLORADO 80203
            (303) 221-6000                          (303) 830-1700

                             ---------------------
    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the date on which the Registration Statement becomes effective.
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM
             TITLE OF EACH CLASS OF                  AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED          PER UNIT(1)       OFFERING PRICE    REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Units Consisting of..............................   1,380,000 Units          $6.00            $8,280,000           $2,302.00
---------------------------------------------------------------------------------------------------------------------------------
  (a) One Share of Common Stock..................  1,380,000 Shares
---------------------------------------------------------------------------------------------------------------------------------
  (b) One Warrant................................ 1,380,000 Warrants
---------------------------------------------------------------------------------------------------------------------------------
Representative's Option for the Purchase of
  Units(3).......................................      1 Warrant            $100.00              $100                $1.00
---------------------------------------------------------------------------------------------------------------------------------
Units Underlying Representative's Option for the
  Purchase of Units Consisting of (2)(4).........    120,000 Units           $7.20             $864,000             $241.00
---------------------------------------------------------------------------------------------------------------------------------
  (a) One Share of Common Stock..................   120,000 Shares
---------------------------------------------------------------------------------------------------------------------------------
  (b) One Warrant................................  120,000 Warrants
---------------------------------------------------------------------------------------------------------------------------------
Common Stock(2)(5)...............................   750,000 Shares           $9.00            $6,750,000           $1,877.00
---------------------------------------------------------------------------------------------------------------------------------
Total............................................                                             $15,894,100          $4,421.00
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.
(2) In accordance with Rule 416 under the Securities Act of 1933, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event provisions preventing dilution become operative, as provided in the warrants and in the representative's option for the purchase of units. No additional registration fee has been paid for these shares of common stock.
(3) To be issued to the representative of the underwriters.
(4) Issuable upon exercise of the representative's option for the purchase of units.
(5) Issuable upon exercise of the warrants, including the warrants contained in the units underlying the representative's option for the purchase of units.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    [The following text appears in a two page gate fold with graphic art and pictures]

                             Multi-Link Telecommunications, Inc.

                             Providing Advanced Messaging Services

                             Solving These Problems

                             I have voice mailboxes for my office, mobile phone, pager and at home. I really wish all my messages could be left in the same mailbox so I have only one place to check for all messages.

                             People trying to reach me have to try so many different numbers...the office, mobile phone, pager, or my home.

                             It would be so much easier if they only had to call one number to reach me, no matter where I was. It would be even better if I could screen those calls to find out which were important and which were not.

                             Let's see. I have voice messages, faxes and e-mail. People leave these messages in different ways and I have to retrieve them from different devices.

                             What a wonderful world it would be if all these types of messages could be stored in the same place and I could retrieve them from a telephone or computer, no matter where I was.

                             KEEPING YOU IN TOUCH

 Multi-Link maintains a web site on the World Wide Web at www.multilinkcom.com.
   The information on Multi-Link's web site is not a part of this prospectus.

Going Beyond Traditional
Voice Mail and Voice
  Messaging

Voice Mail.................  A single mailbox for all calls to the office

                             All calls to the office that are not answered are transferred to a single mailbox.

Voice Messaging............  A directory and personal mailbox for each employee

                             Callers may reach personal mailboxes through an automated directory, by calling mailboxes directly, and by receptionist transfers.

Consolidated Messaging.....  Only one mailbox to check for messages

                             No matter where a caller tries to reach you, home, office, mobile,... if you can't take the call, they are transferred to the same mailbox.

One Number Service.........  Callers only ever need to dial one number to speak to you

                             Callers who reach your mailbox can leave a message or use the Constant Touch service to locate you.

                             When activated, the service dials all your chosen devices and tells you who is calling. You decide whether to connect with them, return them to voice mail, or disconnect immediately.

Unified Messaging..........  Voice, fax, and e-mail messages are stored in the same mailbox

                             Voice, fax, and e-mail messages are stored in the same mailbox. You can retrieve these messages from a telephone, personal computer or fax machine. E-mail integration available in late 1999.

     Multi-Link Telecommunications -- Providing Advanced Messaging Services


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE
CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED
WITH SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK TO BUY
THESE SECURITIES IN ANY JURISDICTIONS WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 19, 1999

                                1,200,000 UNITS

                      MULTI-LINK TELECOMMUNICATIONS, INC.

                             "KEEPING YOU IN TOUCH"
                               [MULTI-LINK LOGO]
                        1,200,000 SHARES OF COMMON STOCK
                             AND 1,200,000 WARRANTS

     This is an initial public offering of units of Multi-Link
Telecommunications, Inc. The public offering price is $6.00 per unit.

     Multi-Link will list the common stock and warrants on The Nasdaq SmallCap
Market under the symbols "MLNK" and "MLNKW."

     THESE ARE SPECULATIVE SECURITIES AND INVESTORS WILL EXPERIENCE SIGNIFICANT
DILUTION. INVESTING IN THE UNITS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 4.
                             ---------------------

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
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                                                                  PER UNIT              TOTAL
----------------------------------------------------------------------------------------------------
Public offering price.......................................        $6.00            $7,200,000
----------------------------------------------------------------------------------------------------
Underwriting discounts......................................        $0.60             $ 720,000
----------------------------------------------------------------------------------------------------
Proceeds to Multi-Link......................................        $5.40            $6,480,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

     The underwriters have a 45-day option to purchase an additional 180,000 units from Multi-Link.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           SCHNEIDER SECURITIES, INC.
                          PROSPECTUS DATED      , 1999

                               PROSPECTUS SUMMARY

MULTI-LINK

     Multi-Link provides integrated voice and fax messaging services for small and medium sized businesses. These services enable businesses to improve the handling of incoming calls and can be used with an automated attendant service to replace receptionists. Multi-Link's voice messaging services can produce improved efficiency and cost savings for the subscriber by offering comprehensive voice messaging solutions. Multi-Link's integrated messaging system:

     - provides personal mailboxes that can be linked to office, mobile and home telephones, eliminating the need to check multiple mailboxes and providing cost savings through the termination of multiple mailbox charges;

     - provides immediate notification to a subscriber's mobile phone or digital pager that the subscriber has new messages;

     - automatically transfers important calls to the subscriber's office, mobile telephone, pager and home phones to eliminate the need for callers to try other numbers in an attempt to reach the subscriber; and

     - will soon offer, using a portion of the proceeds from this offering, a unified messaging service which will enable the subscriber to receive voice, fax and Internet based e-mail messages in one mailbox.

     Multi-Link's target customers are small and medium sized businesses that choose to subscribe to a messaging service rather than invest in their own equipment. Multi-Link currently provides its voice messaging services to approximately 5,000 businesses with approximately 16,000 individual users.

     Management estimates that the revenues of the North American voice messaging services industry were approximately $2.67 billion in 1997 and that the industry is highly fragmented with approximately 4,200 small businesses across North America providing voice messaging services. Multi-Link intends to use a portion of the proceeds from this offering to acquire voice messaging companies. Multi-Link believes that some of the 4,200 small businesses will be receptive to acquisition proposals because Multi-Link could:

     - offer an opportunity to realize a combination of liquidity and upside potential through stock ownership;

     - provide access to the capital necessary to acquire leading technologies; and

     - alleviate competitive pressures through access to greater marketing resources and cost savings through centralized administration.

Multi-Link intends to provide its technology, capital and marketing resources to each acquired business.

     The principal components of Multi-Link's business strategy are to:

     - increase its base of subscribers through sales by its growing network of independent sales agents;

     - provide an increasingly broad range of telecommunications services to its customers, including Internet based e-mail and other Internet related messaging services;

     - acquire voice messaging companies in various geographic locations; and

     - increase the number of independent sales agents selling its services.

     Multi-Link's principal executive offices are 811 Lincoln Street, Suite 500, Denver, Colorado 80203. Multi-Link's telephone number is (303) 831.1977 and its facsimile number is (303) 831.1988.

                                  THE OFFERING

Securities offered.........  1,200,000 units, each unit consisting of one share of common stock and one warrant.

Warrant attributes.........  Two warrants are exercisable to purchase one share of common stock for an exercise price of $9.00 per share during the three years ending
                                                 , 2002, subject to Multi-Link's
                             redemption rights.

Shares of common stock to
be outstanding after the
  offering.................  2,891,542 shares.

     Unless the context otherwise requires, use of the term "Multi-Link" in this prospectus includes Multi-Link's 97.5% owned subsidiary, Multi-Link Communications, Inc.

     All share figures in this prospectus have been adjusted to reflect a 3 for 5 reverse split of Multi-Link's common stock that was effective on February 2, 1999. Unless otherwise stated, all information in this prospectus assumes no exercise of the over-allotment option by the underwriters.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data of Multi-Link's business. The consolidated balance sheet data includes a column entitled "As Adjusted" that reflects the sale of 1,200,000 units at an offering price of $6.00 per unit, net of estimated offering costs totaling $1,194,000. You should refer to the consolidated financial statements included elsewhere in this prospectus for a more complete description of the financial condition of Multi-Link.

                                                                                THREE MONTHS
                                               YEAR ENDED SEPTEMBER 30,      ENDED DECEMBER 31,
                                               -------------------------   -----------------------
                                                  1997          1998          1997         1998
                                               -----------   -----------   ----------   ----------
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) DATA:
Net revenues.................................  $1,154,161    $1,859,276    $  413,046   $  512,714
Cost of services and products................     348,413       371,391        92,933       95,994
Gross margin.................................     805,748     1,487,885       320,113      416,720
Total operating expenses.....................   1,606,997     1,019,984       326,550      229,060
Income (loss) from operations................    (801,249)      467,901        (6,437)     187,660
Interest income (expense)....................    (437,198)     (635,518)     (137,656)    (103,134)
Net income (loss) and comprehensive profit
  (loss).....................................  (1,238,447)     (167,617)     (144,093)      84,526
Net income (loss) per share of common
  stock -- basic and diluted.................  $    (0.89)   $    (0.11)   $    (0.10)  $     0.05
Weighted average common stock outstanding
  -- basic...................................   1,392,568     1,496,905     1,490,698    1,632,325
  -- diluted.................................   1,392,568     1,496,905     1,490,698    1,750,020

                                                                              DECEMBER 31, 1998
                                                                          -------------------------
                                                     SEPTEMBER 30, 1998     ACTUAL      AS ADJUSTED
                                                     ------------------   -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash...............................................     $   555,852       $   188,574   $3,994,574
Working capital (deficit)..........................        (455,362)          (45,406)   3,786,693
Total assets.......................................       1,746,715         1,677,817    5,733,817
Long-term liabilities..............................       2,469,872         2,415,291      491,390
Total stockholders' equity (deficit)...............      (1,838,655)       (1,373,949)   4,632,051

                                                                                 THREE MONTHS
                                                 YEAR ENDED SEPTEMBER 30,     ENDED DECEMBER 31,
                                                 -------------------------   ---------------------
                                                    1997          1998         1997        1998
                                                 -----------   -----------   ---------   ---------
CONSOLIDATED STATEMENT OF CASH FLOWS AND OTHER
  DATA:
Cash flow used in operating activities.........   $(966,790)    $(109,431)   $(115,029)  $(190,363)
Cash flow used in investing activities.........     (38,446)     (265,834)          --    (303,756)
Cash flow provided by financing activities.....     999,539       914,137      117,517     126,841
EBITDA (loss)..................................    (734,306)      590,088       15,181     236,749

The row entitled "EBITDA" reflects net income or loss plus depreciation, amortization and interest expense, income taxes and other non-cash charges. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow because it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other financial measures of performance.

                                  RISK FACTORS

     Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking. They include statements that involve risks and uncertainties that might adversely affect Multi-Link's operating results in the future in a material way. Such risks and uncertainties include:

     - the availability and cost of future acquisitions;

     - the effects of regional economic and market conditions on Multi-Link's employee salaries and benefits and its ability to secure and keep customers;

     - increases in marketing and sales costs;

     - intensity of competition for customers;

     - costs of technologies; and

     - availability of financing.

Most of these risks are beyond Multi-Link's control. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed below.

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the units.

MULTI-LINK HAS BEEN OPERATING ITS BUSINESS ONLY SINCE FEBRUARY 1996

     Multi-Link began voice messaging operations by completing an acquisition of a voice messaging business in February 1996. Accordingly, Multi-Link has a limited operating history upon which you may evaluate it. This limited operating history makes predicting Multi-Link's future operating results difficult.

MULTI-LINK HAS AN ACCUMULATED DEFICIT, HAS ONLY RECENTLY ACHIEVED PROFITABILITY AND ITS LONG-TERM SUCCESS IS NOT ASSURED

     Multi-Link generated net income of $85,000 in the three months ended December 31, 1998. Multi-Link incurred net losses of approximately $1.2 million in fiscal 1997 and approximately $168,000 in fiscal 1998. In addition, Multi-Link has an accumulated stockholders' deficit of $1.4 million. Although Multi-Link's revenues have grown in recent periods, they may not continue to grow or even continue at their current level. Multi-Link's expenses may increase in future periods due to:

     - goodwill and other amortized charges resulting from future acquisitions, including acquisitions of subscriber accounts and subscriber lists;

     - planned equipment purchases; and

     - increases in sales and marketing activities.

If any of these expenses are not accompanied by increased revenues, Multi-Link's business, financial condition and operating results will be materially adversely affected.

MULTI-LINK CURRENTLY RELIES HEAVILY ON ONE INDEPENDENT SALES AGENCY

     Approximately 86% of Multi-Link's sales are obtained through one independent sales agency, Telcom Sales Associates, Inc., or "Telcom." The loss of Telcom would adversely affect Multi-Link's future subscriber and revenue growth in its current market. Multi-Link's agreement with Telcom is terminable by either party upon 30 days notice and without cause. Such termination would materially adversely affect Multi-Link's business, financial condition and operating results.

MULTI-LINK EXPECTS TO CONTINUE TO RELY ON INDEPENDENT SALES AGENTS TO MARKET ITS SERVICES IN THE FUTURE

     Multi-Link anticipates continuing to use independent sales agents to market its services. The use of third parties to market its services may expose Multi-Link to risks such as:

     - increase in commissions or other compensation charged by independent sales agents;

     - inability to exercise control over the sales and marketing activities of the independent sales agents; and

     - termination of agreements with independent sales agencies on short notice.

     Multi-Link may be forced to adopt new and more costly methods of marketing its services if the use of independent sales agents is ineffective.

MULTI-LINK FACES INTENSE COMPETITION FROM LARGER VOICE MESSAGING AND RELATED SERVICE PROVIDERS

     Multi-Link competes primarily with US West, a baby bell, and expects to compete with other national, regional and local telecommunications companies as it expands. Most of Multi-Link's competitors have greater name recognition and greater financial, marketing and other resources than Multi-Link. This may place Multi-Link at a disadvantage in responding to its competitors' pricing strategies, technological advances, advertising campaigns and other initiatives. If Multi-Link is unable to compete successfully against its competitors, its business, financial condition and operating results will be adversely affected.

MULTI-LINK MAY LOSE CUSTOMERS AND REVENUES IF ITS VOICE MESSAGING EQUIPMENT
FAILS

     Multi-Link depends on the efficient and uninterrupted operation of its voice messaging equipment, referred to as voice messaging platforms, to deliver service to its customers. Any sustained service interruption for customers could materially adversely affect its business, financial condition and operating results. For instance, Multi-Link's facility was struck by lightning in 1998, causing damage to the platforms and a temporary disruption in Multi-Link's services. While the platforms were soon after repaired and have since operated normally, this event resulted in a loss of subscribers and a decrease in revenues. Similar service interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Multi-Link's insurance may not provide sufficient coverage for these events and its operating results could suffer if losses exceed Multi-Link's coverage.

THE VOICE MESSAGING AND RELATED SERVICES MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE

     Multi-Link's success depends on its ability to remain competitive in cost and services provided. There can be no assurance that Multi-Link can acquire superior technologies as needed. If Multi-Link is unable to successfully respond to technological developments or acquire technologies in a cost effective way, Multi-Link's business, financial condition and operating results will be materially adversely affected. To be successful, Multi-Link must:

     - continually improve its services on a cost-effective basis;

     - develop and offer new features and services to meet customer needs; and

     - adopt Internet based messaging and other advanced technologies that achieve widespread acceptance.

     Multi-Link's success will depend in part on Multi-Link's ability to purchase or license leading technologies necessary to remain competitive. Licensing these technologies may require Multi-Link to pay royalties, maintenance and other fees that reduce operating margins.

MULTI-LINK DEPENDS ON US WEST TO PROVIDE INTERCONNECTION TO THE PUBLIC TELEPHONE NETWORK

     Multi-Link relies on US West for interconnection to the public telephone network. The inability of US West to provide Multi-Link with interconnection would materially adversely affect Multi-Link's business, financial condition and operating results. In this event, Multi-Link would have to establish a new connection to the public telephone network, possibly resulting in interrupted service. Multi-Link could lose subscribers if such a disruption occurred.

RESTRICTIONS IMPOSED BY MULTI-LINK'S CURRENT LOAN AGREEMENT

     The agreement between Multi-Link and its primary lender contains restrictions on changes in Multi-Link's capitalization that are based on comparisons between cash flow and liabilities. A violation of these restrictions could accelerate Multi-Link's repayment obligation. Multi-Link must obtain the prior written consent of its lender to:

     - incur additional debt;

     - make capital expenditures exceeding certain limits; and

     - pay dividends.

Multi-Link may not have sufficient resources to repay the loan if it is accelerated. Nonpayment of the loan allows the lender to foreclose on Multi-Link's assets and would materially adversely affect Multi-Link's business.

DEPENDENCE ON MULTI-LINK'S KEY PERSONNEL

     Multi-Link believes that its ability to successfully implement its business strategy and to operate profitably depends on Nigel V. Alexander and Shawn B. Stickle, both directors and officers, continuing to render their services to Multi-Link. If Mr. Alexander or Mr. Stickle become unable or unwilling to continue in their present positions, Multi-Link's growth, business and financial results could be materially adversely affected. Multi-Link has a three year employment agreement with Mr. Stickle and a three year consulting agreement with Mr. Alexander's company, Octagon Strategies, Inc. Multi-Link currently does not have "key man" life insurance on either officer. Multi-Link intends to obtain key man life insurance policies in the face amounts of $1,000,000 each on both Mr. Alexander and Mr. Stickle within 90 days after this offering.

MULTI-LINK'S EXPANSION WILL REQUIRE ADDITIONAL EMPLOYEES AND TECHNICAL PERSONNEL

     Within the next 12 months, Multi-Link plans to expand its employee base to manage its anticipated growth. Competition for personnel, particularly for employees with technical expertise, is intense. Multi-Link's business, financial condition and operating results will be materially adversely affected if it cannot hire and retain suitable personnel.

MULTI-LINK'S BUSINESS MAY BE ADVERSELY AFFECTED BY THE APPLICATION OF FUTURE COMMUNICATIONS INDUSTRY REGULATIONS

     Multi-Link is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. Multi-Link's suppliers are subject to varying degrees of federal, state and local regulation, including by the Federal Communications Commission. The FCC has adopted regulations that, among other things, set installation and equipment standards for communications systems. Future regulations applicable to Multi-Link's suppliers could be adopted by the FCC or other regulatory bodies. If these regulations are adopted and adversely impact Multi-Link's suppliers, its business, financial condition and operating results may be materially adversely affected.

     Multi-Link anticipates offering Internet based messaging services in the future. There are currently few laws or regulations specifically addressing the Internet. Due to the increasing use and growth of the

Internet, it is possible that such regulations may be adopted. This could require Multi-Link to make significant expenditures or to modify any Internet based services it then provides. Security breaches in Multi-Link's proposed Internet service that result in unauthorized access to confidential information could damage Multi-Link's reputation and expose it to a risk of loss or liability. Multi-Link may be required to make significant investments to protect against or remedy security breaches that may occur.

EFFECTIVELY MANAGING MULTI-LINK'S GROWTH MAY BE DIFFICULT

     Multi-Link has grown and expects to continue to grow rapidly by acquiring voice messaging companies and adding new services and subscribers. This growth is likely to place a significant strain on Multi-Link's resources and systems. To manage its growth, Multi-Link must continue to implement effective systems and hire additional employees. Multi-Link cannot assure you that its management will be able to effectively or successfully manage its growth. Failure to manage this growth could have a material adverse effect on Multi-Link's business, financial position and operating results.

MULTI-LINK'S ACQUISITIONS MAY BE UNSUCCESSFUL DUE TO AN INABILITY TO RETAIN CUSTOMERS, A FAILURE TO INTEGRATE THE ACQUISITION OR A FAILURE TO MEET FINANCIAL OBJECTIVES

     Multi-Link's acquisition strategy is subject to the following risks:

     - Multi-Link may be unsuccessful in retaining the customer base of specific acquisitions;

     - Multi-Link may be unable to successfully integrate services and personnel of any acquisition into its operations; and

     - acquisitions could result in charges to its earnings for the excess of the purchase price over book value, commonly known as amortization of goodwill, or other expenses that adversely affect its operating results.

THE FINANCE CHARGES ASSOCIATED WITH ANTICIPATED ADDITIONAL EQUIPMENT PURCHASES MAY ADVERSELY AFFECT MULTI-LINK'S PROFITABILITY

     Multi-Link expects to purchase additional voice messaging platforms and accompanying software licenses. If financing for these purchases is not available at an acceptable cost, Multi-Link's financial condition may be materially adversely affected. This may reduce Multi-Link's future profitability, if any.

MULTI-LINK'S SUPPLIERS MAY NOT BE YEAR 2000 COMPLIANT

     Multi-Link relies on certain suppliers to provide its voice messaging service. A regional or national failure in the telephone network or power grid would prevent Multi-Link from servicing its customers and generating revenues. Such failure would materially adversely affect Multi-Link's business, financial condition and operating results. Multi-Link has no contingency plan for occurrence of these events.

YOU MAY BE UNABLE TO EXERCISE MULTI-LINK'S WARRANTS IF MULTI-LINK REDEEMS THE WARRANTS OR IS UNABLE TO QUALIFY ITS SECURITIES UNDER APPLICABLE SECURITIES LAWS

     You will own one warrant for each unit purchased. You may purchase one share of common stock through the exercise of two warrants on payment of the $9.00 exercise price. You may only exercise your warrants if a registration statement relating to the common stock underlying the warrants is then in effect and Multi-Link has complied with applicable state securities laws. There is a risk that Multi-Link may be unsuccessful in maintaining a current registration statement covering the common stock underlying the warrants. Multi-Link may not be able to obtain the financial statements necessary to maintain a current registration statement covering the common stock underlying the warrants. As a result, you may be unable to exercise the warrants for this or other reasons. Your warrants may also be redeemed by Multi-Link under certain circumstances. Your warrants may be exercised during the notice period prior to the date of redemption. If you do not exercise your warrants prior to the redemption date, you will only be entitled to receive the redemption price of $0.05 per warrant.

ANTI-TAKEOVER PROVISIONS AND THE RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD PARTY ACQUISITION OF MULTI-LINK DIFFICULT

     Anti-takeover provisions in Multi-Link's charter documents and under applicable law could make it more difficult for a third party to acquire control of it, even if such change in control would be beneficial to stockholders. Multi-Link's restated articles of incorporation provide that its board of directors may issue preferred stock without stockholder approval. In addition, Multi-Link's bylaws provide for a classified board, with each board member serving staggered terms. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire Multi-Link.

MULTI-LINK'S SECURITIES' PRICES ARE LIKELY TO BE HIGHLY VOLATILE

     The market prices of Multi-Link's common stock and warrants are likely to be highly volatile. Multi-Link cannot assure you that its securities will trade at the same levels of other telecommunications related stocks in general, or that Multi-Link's common stock and warrants will sustain the initial offering price of the units. Factors that could cause such volatility may include:

     - actual or anticipated variations in Multi-Link's quarterly operating results;

     - announcements of technological innovations in the telecommunications and voice messaging industry;

     - development of new sales channels or new products or services by Multi-Link;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the telecommunications or voice messaging industry;

     - changes in the market valuations of other telecommunications or voice messaging companies;

     - announcements by Multi-Link or its competitors of significant acquisitions;

     - capital commitments by Multi-Link;

     - additions or departures of Multi-Link's key personnel; and

     - sales of common stock by Multi-Link's current stockholders.

Many of these factors are beyond Multi-Link's control. These factors may materially adversely affect the market price of Multi-Link's common stock and warrants, regardless of Multi-Link's operating performance.

MULTI-LINK HAS BROAD DISCRETION TO USE THE OFFERING PROCEEDS

     Multi-Link has not designated any specific use for some of the net proceeds of this offering and, in certain circumstances, may alter the use of the net proceeds of this offering. Management will have significant discretion in applying the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which Multi-Link bases its decisions on how to use these proceeds.

                             ADDITIONAL INFORMATION

     Multi-Link has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the securities offered. This prospectus, filed as part of the registration statement, does not contain certain information contained in the registration statement required by the rules and regulations of the SEC. For further information, please see the registration statement and its exhibits, which may be inspected without charge at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material contained in the registration statement and its exhibits may be obtained from the SEC upon payment of applicable copying charges. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the registration statement.

     On completion of this offering, Multi-Link will be subject to the reporting and other informational requirements of the Securities Exchange Act of 1934 and will file reports and other information with the SEC. Such reports, proxy statements and other information, once filed by Multi-Link, can be inspected and copied at the public reference facilities maintained by the SEC and at the SEC's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

     Multi-Link intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                                USE OF PROCEEDS

     The net proceeds from the sale of the units are estimated to be approximately $6,006,000 ($6,945,600 if the underwriters' over-allotment option is fully exercised). Multi-Link intends to allocate the net proceeds as follows:

USE                                                            PROCEEDS    PERCENT
---                                                           ----------   -------
Repayment of a revolving loan from Westburg Media Capital,
  LP........................................................  $2,140,000    35.63%
Payment of sales commissions to independent agents..........   1,000,000    16.65
Purchase of unified internet messaging equipment............     250,000     4.17
Acquiring voice messaging businesses subject to the criteria
  below.....................................................   2,000,000    33.30
Working capital.............................................     616,000    10.25
                                                              ==========   ======
Total.......................................................  $6,006,000   100.00%

     The revolving loan from Westburg Media Capital, L.P. to be repaid was used by Multi-Link for working capital and to repay other indebtedness, is evidenced by two promissory notes that bear interest at a rate of prime rate plus three percent and, after it is repaid, will continue to be available to be drawn on by Multi-Link. The use of proceeds from this offering to repay debt will benefit two officers and directors that provided personal guarantees to a lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management -- Certain Transactions" for more detailed descriptions of this loan and the personal guarantees.

     Voice Messaging businesses that Multi-Link will consider acquiring will likely:

     - be established in a larger, urban North American market;

     - service a critical mass of business subscribers;

     - use older and easily replaceable or upgradeable voice messaging equipment;

     - be owned by an individual interested in continuing some management responsibilities and receiving stock as partial consideration for the purchase; and

     - have facilities that can support expansion.

Multi-Link has no present commitments, agreements or understandings with respect to any such acquisitions.

     Working capital will be used to pay such items as the payment of rent, office expenses, equipment, equipment repairs, salaries and Multi-Link's other day-to-day costs of doing business. If the over-allotment option is exercised by the underwriters or if warrants are exercised, Multi-Link will allocate the additional proceeds to acquisitions and working capital.

     The foregoing represents Multi-Link's best estimate of the uses of the net proceeds to be received in this offering, based on current planning and business conditions. However, Multi-Link reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results of operations occur. The amounts actually expended for each use may vary significantly depending upon a number of factors including, but not limited to, future acquisitions and the amount of cash generated by Multi-Link's operations. Multi-Link believes that its existing capital resources and the net proceeds of this offering will be sufficient to maintain its current and planned operations for a period of at least 12 months from the date of this prospectus. Net proceeds not immediately required for the purposes described above will be invested principally in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     Multi-Link has never declared or paid any dividends or distributions on its common stock. The amount of cash dividends that Multi-Link may pay without the consent of its primary lender is limited by Multi-Link's loan agreement. Multi-Link anticipates that for the foreseeable future all earnings will be retained for use in Multi-Link's business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the common stock will be dependent upon Multi-Link's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the board of directors deems relevant.

                                    DILUTION

     As of December 31, 1998, Multi-Link had a net tangible book value (deficit) of $(1,771,853) or $(1.05) per share of common stock. After giving effect to the sale of the 1,200,000 units offered in this prospectus at an offering price of $6.00 per unit, the pro forma net tangible book value of Multi-Link as of December 31, 1998, would have been $4,274,967 or $1.48 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $2.53 per share of common stock to the existing holders of common stock and an immediate dilution of $4.52 per share of common stock to new investors. For purposes of dilution, all of the offering price of a unit has been attributed to the common stock and none of the offering price has been attributed to the warrants. "Dilution" is determined by subtracting pro forma net tangible book value per share of common stock after the offering from the offering price per share of common stock, as illustrated by the following table:

Public offering price per share of common stock.............           $6.00
Net tangible book value (deficit) per share of common stock
  as of December 31, 1998...................................  $(1.05)
Increase in pro forma net tangible book value per share of
  common stock attributable to new investors................    2.53
                                                              ------
Pro forma net tangible book value per share of common stock
  after the offering........................................            1.48
                                                                       -----
Dilution per share of common stock to new investors.........           $4.52
                                                                       =====
Dilution per share of common stock to new investors as a
  percentage................................................              75%
                                                                       =====

     The following table sets forth as of December 31, 1998, the number of shares of common stock acquired, the total cash consideration paid and the average cash price per share of common stock paid to Multi-Link by Multi-Link's existing stockholders and by new investors (assuming the sale of 1,200,000 units at $6.00 per unit, before deduction of underwriting discounts and other estimated offering expenses):

                                           SHARES PURCHASED      CASH CONSIDERATION
                                          -------------------   --------------------   AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                          ---------   -------   ----------   -------   -------------
Existing stockholders...................  1,691,542    58.50%   $  955,000    11.71%       $0.56
New investors...........................  1,200,000    41.50     7,200,000    88.29         6.00
                                          ---------   ------    ----------   ------
          Total.........................  2,891,542   100.00%   $8,155,000   100.00%
                                          =========   ======    ==========   ======

     The foregoing information assumes no exercise of the warrants included in the units, no exercise of currently outstanding options and warrants and no exercise of the representative's option for the purchase of units. See "Management -- Stock Option Plan," "Description of Securities" and "Underwriting" for more in depth descriptions of these options and warrants. To the extent that currently outstanding options or warrants are exercised at prices below $6.00 per share, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Multi-Link as of December 31, 1998, and as adjusted for the sale of the 1,200,000 units offered at an offering price of $6.00 per unit (after deducting underwriting discounts and estimated offering expenses) and excludes:

     - 468,500 shares of common stock issuable on exercise of outstanding options and warrants;

     - 600,000 shares of common stock issuable on exercise of the warrants included in the units; and

     - 120,000 units issuable on exercise of the representative's option.

                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Long term debt (net of current portion).....................  $ 2,415,291   $   491,390
                                                              ===========   ===========
Stockholders' equity:
  Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; no shares issued or outstanding, as
     adjusted...............................................  $         0   $         0
  Common stock, no par value; 20,000,000 shares authorized;
     1,691,542 shares issued and outstanding, 2,891,542
     shares issued and outstanding, as adjusted.............      822,771     6,828,771
  Accumulated deficit.......................................   (2,196,720)   (2,196,720)
                                                              -----------   -----------
Total stockholders' equity (deficit)........................  $(1,373,949)  $ 4,632,051
                                                              ===========   ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The data for the three months ended December 31, 1998 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Multi-Link's financial position at those dates and results of operations for those periods. The results of operations for the three months ended December 31, 1998 are not necessarily indicative of the results to be expected for the full year or future periods.

                                                                              THREE MONTHS
                                              YEAR ENDED SEPTEMBER 30,     ENDED DECEMBER 31,
                                              ------------------------   -----------------------
                                                 1997          1998         1997         1998
                                              -----------   ----------   ----------   ----------
CONSOLIDATED STATEMENTS OF OPERATIONS AND
  COMPREHENSIVE INCOME (LOSS) DATA:
Net revenues................................  $ 1,154,161   $1,859,276   $  413,046   $  512,714
Cost of services and products...............      348,413      371,391       92,933       95,994
Gross margin................................      805,748    1,487,885      320,113      416,720
Total operating expenses....................    1,606,997    1,019,984      326,550      229,060
Income (loss) from operations...............     (801,249)     467,901       (6,437)     187,660
Interest income (expense)...................     (437,198)    (635,518)    (137,656)    (103,134)
Net income (loss) and comprehensive profit
  (loss)....................................   (1,238,447)    (167,617)    (144,093)      84,526
Net income (loss) per share of common
  stock -- basic and diluted................        (0.89)       (0.11)       (0.10)        0.05
Weighted average common stock
  outstanding -- basic......................    1,392,568    1,496,905    1,490,698    1,632,325
               -- diluted...................    1,392,568    1,496,905    1,490,698    1,750,020

                                                                              DECEMBER 31, 1998
                                                                          -------------------------
                                                     SEPTEMBER 30, 1998     ACTUAL      AS ADJUSTED
                                                     ------------------   -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash...............................................     $   555,852       $   188,574   $3,944,574
Working capital (deficit)..........................        (455,362)          (45,406)   3,786,693
Total assets.......................................       1,746,715         1,677,817    5,733,817
Long-term liabilities..............................       2,469,872         2,415,291      491,390
Total stockholders' equity (deficit)...............      (1,838,655)       (1,373,949)   4,632,051

     The "As Adjusted" column in the foregoing table reflects the sale of 1,200,000 units at an offering price of $6.00 per unit net of estimated offering costs totaling $1,194,000.

                                                                              THREE MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,        DECEMBER 31,
                                                 -------------------------   ---------------------
                                                    1997          1998         1997        1998
                                                 -----------   -----------   ---------   ---------
CONSOLIDATED STATEMENT OF CASH FLOWS AND OTHER DATA:
Cash flow used in operating activities.........   $(966,790)    $(109,431)   $(115,029)  $(190,363)
Cash flow used in investing activities.........     (38,446)     (265,834)          --    (303,756)
Cash flow provided by financing activities.....     999,539       914,137      117,517     126,841
EBITDA (loss)..................................    (734,306)      590,088       15,181     236,749

The row entitled "EBITDA" reflects net income or loss plus depreciation, amortization and interest expense, income taxes and other non-cash charges. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow because it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other financial measures of performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Multi-Link's actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Multi-Link provides integrated voice and fax messaging services for small and medium sized businesses to improve the handling of incoming calls. Multi-Link's automated attendant services can be used to replace receptionists and can produce improved efficiency and cost savings for the subscriber.

     Multi-Link's revenues are primarily derived from receiving fixed monthly service fees, installation and set-up charges and sales of ancillary telecommunications services such as paging. Multi-Link recognizes revenues as it delivers services. Annual prepayments by subscribers are recognized over the period covered by the prepayment on a straight-line basis.

     Multi-Link's primary costs of delivering its voice messaging services to its subscribers are its voice messaging platforms, maintenance costs and the interconnection costs to the US West network. Most of Multi-Link's general and administrative expenses are incurred in the processing and servicing of new subscriber accounts.

     From inception through December 31, 1997, Multi-Link sold voice messaging services to businesses through an in-house sales force. All salaries and commissions associated with Multi-Link's in-house sales force were expensed as incurred. On December 31, 1997, the in-house sales operations were closed and Multi-Link began selling through independent sales agents. All commissions paid to independent agents for procuring subscribers are capitalized and amortized. Multi-Link's policy is to amortize subscriber account acquisition costs over the estimated economic life of subscriber accounts or 36 months, whichever is less. To determine the economic life of subscriber accounts, Multi-Link analyzes the net reduction in the total amount billed to its existing subscribers each month. The calculation includes service reductions and service increases to existing subscribers but excludes new subscriber contracts or subscriber lists purchased during the period. This enables Multi-Link to project the average subscriber life across the total existing subscriber base. During fiscal 1998 Multi-Link experienced an average attrition rate of 1.21% per month, indicating a projected life of the subscriber portfolio of 83 months. Multi-Link currently amortizes subscriber account acquisition costs over 36 months.

     From inception through September 1998, Multi-Link financed its net losses through factoring of customer contracts and working capital loans provided by CS Capital at implied interest rates of up to 52% per annum. In September 1998, Multi-Link refinanced most of its indebtedness to CS Capital with a five-year term loan from Westburg Media Capital. The new loan has an interest rate of 3% per annum over the prime rate. As a result, Multi-Link should experience significantly lower interest expense in fiscal 1999 than in prior years.

     Multi-Link plans to continue to increase its revenues by increasing the number of independent sales agents that offer Multi-Link's voice messaging services, by increasing the range of telecommunications services offered by Multi-Link to its subscribers and by acquiring companies involved in the voice messaging industry. After completing any such acquisition, Multi-Link plans to convert the operations of the acquired company to conform to the business model currently used by Multi-Link, where economically feasible.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net revenues of certain items in Multi-Link's consolidated statements of operations and comprehensive income (loss). The results of operations data for the quarter ended December 31, 1998 are not necessarily indicative of the results to be expected for the full year or future periods.

                                            YEAR ENDED      YEAR ENDED     QUARTER ENDED   QUARTER ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                               1997            1998            1997            1998
                                           -------------   -------------   -------------   -------------
Net revenues.............................      100.0%          100.0%          100.0%          100.0%
Cost of services and products............       30.2            20.0            22.5            18.7
                                              ------           -----           -----           -----
Gross margin.............................       69.8            80.0            77.5            81.3
Sales and advertising expense............       60.0             8.4            27.8             2.0
General and administrative expense.......       73.4            39.9            46.1            33.2
Depreciation expense.....................        5.4             4.3             4.9             4.2
Amortization expense.....................        0.4             2.2             0.3             5.3
Total operating expenses.................      139.2            54.8            79.1            44.7
                                              ------           -----           -----           -----
Income (loss) from operations............      (69.4)           25.2            (1.6)           36.6
Interest income (expense)................      (37.9)          (34.2)          (33.3)          (20.1)
                                              ------           -----           -----           -----
Net income (loss) and comprehensive
  income (loss)..........................     (107.3)           (9.0)          (34.9)           16.5
                                              ======           =====           =====           =====
EBITDA...................................      (63.6)%          31.7%            3.7%          46.2%
                                              ======           =====           =====           =====

     QUARTER ENDED DECEMBER 31, 1998 COMPARED TO QUARTER ENDED DECEMBER 31,
1997.

     Net Revenues. Net revenues for the quarter ended December 31, 1998 were $513,000 compared to $413,000 for the quarter ended December 31, 1997, an increase of approximately 24%. This increase reflects the steady net growth in Multi-Link's base of customers. The messaging services offered by Multi-Link and the prices charged for such services have not changed since inception. As a result, the increase in net revenues reflects only the net growth in Multi-Link's base of customers. Management believes that its base of customers will continue to grow in the future because management believes it will continue to have both price and service advantages over its principal competitors.

     Cost of Services and Products. Cost of services and products for the quarter ended December 31, 1998 was $96,000 compared to $93,000 for the quarter ended December 31, 1997, an increase of 3%. The relative stability of cost of services and products in relation to the 24% growth in revenues resulted from operating a network with excess capacity in 1997 and which required only minimal additional expenditures to provide service for a greater number of customers in 1998.

     Gross Profit Margin. Gross profit margin for the quarter ended December 31, 1998 was $417,000 compared to $320,000 for the quarter ended December 31, 1997, an increase of 30%. The gross profit margin as a percentage of net revenues increased from 78% to 81%. This increase in gross profit margin resulted from achieving higher revenues from the same network capacity resulting in more efficient utilization of fixed asset infrastructure. Management believes that its current gross profit margins are sustainable because it believes that Multi-Link will not encounter intense price competition for messaging services in the near future, it has no present intention of lowering prices and most of Multi-Link's costs of providing services are not subject to price increases. Most of Multi-Link's costs of providing services are not subject to price increases because they relate to charges for interconnection to the US West telephone network, which are governed by a ten year fixed price agreement.

     Sales and Advertising Expenses. Sales and advertising expenses for the quarter ended December 31, 1998 were $10,000 compared to $115,000 for the quarter ended December 31, 1997, a decrease of 91%. This resulted from the closure of Multi-Link's in-house sales and telemarketing operations on December 31, 1997 when Multi-Link began procuring subscriber accounts from independent sales agencies and capitalizing the cost of acquiring such subscriber accounts.

     General and Administrative Expenses. General and administrative expenses for the quarter ended December 31, 1998 were $170,000 compared to $190,000 for the quarter ended December 31, 1997, a decrease of 11%. This decrease was due primarily to lower professional fees.

     Depreciation. Depreciation expense increased to $22,000 for the quarter ended December 31, 1998 from $20,000 for the quarter ended December 31, 1997. This increase was due to an increase in fixed assets.

     Amortization. Amortization of subscriber accounts and goodwill was $27,000 for the quarter ended December 31, 1998 compared to $1,000 for the same period in 1997. Amortization expense associated with subscriber accounts was first incurred in 1998 after Multi-Link commenced procuring subscriber accounts through the base of independent sales agencies as previously described.

     Income (Loss) from Operations. The income from operations was $188,000 for the quarter ended December 31, 1998 compared to a loss from operations of $(6,000) for the quarter ended December 31, 1997, due to the factors discussed above.

     Interest Income (Expense). Multi-Link's interest income (expense) decreased to $(103,000) for the quarter ended December 31, 1998 from $(138,000) for the quarter ended December 31, 1997, a decrease of 25%. Although Multi-Link's total indebtedness in 1998 was higher than in 1997, the refinancing of most of Multi-Link's high interest debt with a term loan at a substantially lower rate of interest caused a reduction in the total interest expense. See
"Management -- Certain Transactions."

     Net Income (Loss) and Comprehensive Income (Loss). Multi-Link realized net income of $85,000 for the quarter ended December 31, 1998 compared to a net loss of $(144,000) for the quarter ended December 31, 1997 due to the factors outlined above. The net loss and comprehensive loss were the same for the quarters presented. Multi-Link's net income for the quarter ended December 31, 1998 does not reflect an income tax provision because of the utilization of net operating loss carryforwards.

     YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997.

     Net Revenues. Revenues for the year ended September 30, 1998 were $1,859,000, compared to $1,154,000 for the year ended September 30, 1997, an increase of 61%. This increase reflects the steady net growth in Multi-Link's base of customers. The messaging services offered by Multi-Link and the prices charged for such services have not changed since inception. As a result, the increase in net revenues reflects only the net growth in Multi-Link's base of customers. Management believes that its base of customers will continue to grow in the future because management believes it will continue to have both price and service advantages over its principal competitors.

     Cost of Services and Products. Cost of services and products for the year ended September 30, 1998 was $371,000, compared to $348,000 for the year ended September 30, 1997, an increase of 7%. The relative stability of cost of services and products in relation to the 61% growth in revenues resulted from operating a network with excess capacity in 1997 which required only minimal additional expenditures to provide service for a greater number of customers in 1998.

     Gross Profit Margin. Gross profit margin for the year ended September 30, 1998 was $1,488,000 compared to $806,000 for the year ended September 30, 1997, an increase of 85%. The gross profit margin as a percentage of net revenues increased from 70% to 80%. The increase in gross profit margin resulted from achieving higher revenues from the same network capacity resulting in more efficient utilization of fixed asset infrastructure.

     Sales and Advertising Expense. Sales and advertising expenses for the year ended September 30, 1998 were $155,000 compared to $692,000 for the year ended September 30, 1997, a decrease of 78%. This resulted from the closure of Multi-Link's in-house sales and telemarketing operations on December 31, 1997 when Multi-Link began procuring subscriber accounts from independent sales agencies and capitalizing the cost of acquiring such subscriber accounts.

     General and Administrative Expenses. General and administrative expenses for year ended September 30, 1998 were $743,000 compared to $848,000 for the year ended September 30, 1997. This decrease of 12% was due to a reduction in personnel expenses during 1998.

     Depreciation of Equipment. Depreciation expense in the year ended September 30, 1998 was $81,000 compared to $62,000 for the year ended September 30, 1997. This increase of 31% was due to increased fixed assets.

     Amortization. Amortization of subscriber accounts and goodwill was $42,000 for the year ended September 30, 1998 compared to $5,000 for the year ended September 30, 1997. Amortization expense associated with subscriber accounts was first incurred in 1998 after Multi-Link commenced procuring subscriber accounts through the base of independent sales agents as previously described.

     Income (Loss) from Operations. The income from operations was $468,000 for the year ended September 30, 1998 compared to an operating loss of $(801,000) for the year ended September 30, 1997, due to the factors discussed above.

     Interest Income (Expense). Interest income (expense) for the year ended September 30, 1998 was $(636,000), compared to $(437,000) for the year ended September 30, 1997, an increase of 46%. The increase is attributable to an increase in outstanding borrowings.

     Net Income (Loss) and Comprehensive Income (Loss). Multi-Link incurred a net loss of $(168,000) for the year ended September 30, 1998, compared to a net loss of $(1,238,000) for the year ended December 31, 1997, a decrease of 86% due to the factors outlined above. The net loss and comprehensive loss were the same for fiscal 1998 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

  General

     Multi-Link has historically had two primary needs for cash: investment in the equipment necessary to deliver its voice messaging services and the financing of start-up losses until revenues exceed expenses.

  Equipment Financing

     Multi-Link paid for its voice messaging equipment with long term financing provided by Associates Capital Corporation of Illinois. All loans were arranged on Multi-Link's behalf by Glenayre Electronics, the manufacturer of the equipment. The loans are repayable monthly over a five-year term with interest at the rate of 12.7% per annum and are guaranteed by two of Multi-Link's directors and officers. Currently, monthly payments on the voice messaging platforms are approximately $18,000. Multi-Link was current on all loan obligations as of December 31, 1998.

  Financing of Operations

     From inception through September 1998, Multi-Link financed its operations from equity contributions, loans from several stockholders, deferred executive compensation and consulting fees, a factoring facility and several working capital loans.

     In September 1998, Multi-Link obtained a $2.1 million, five-year senior term loan facility from Westburg Media Capital LP or "Westburg." Multi-Link used the proceeds of this facility to repay all of the working capital loans, deferred executive compensation and all of the indebtedness to CS Capital. The loan from Westburg bears interest at the rate of 3% per annum over prime rate and is guaranteed by two of Multi-Link's directors and officers. The loan is collateralized by 960,000 shares of common stock pledged by certain stockholders and substantially all of the assets of Multi-Link. The loan requires monthly payments of interest only (currently $17,500 per month) until October 2001, when regular repayments of $26,900 per month, including interest, commence on the basis of a ten-year amortization schedule. All outstanding balances are repayable on October 31, 2003. Under the terms of the loan, Multi-Link's ratio of debt to annualized cash flow may not exceed 3 to 1 and Multi-Link's ratio of annualized cash flow to interest, principal repayments and taxes may not be less than 1.25 to 1. Additionally, the loan has certain other restrictions including limits on total indebtedness and lease obligations, limits on capital expenditures and restrictions on the payment of dividends.

     As of December 31, 1998, Multi-Link was current on its obligations to all lenders and in compliance with all debt covenants.

  Cash Flow Information

     For the three months ended December 31, 1997 and 1998 net cash used in operations was approximately $(115,000) and $(190,000), respectively. Net cash used in investing activities during the three months ended December 31, 1998, was $304,000, up from $0 for the prior period. Expenditures for fixed assets and intangibles increased $99,000 during the three months ended December 31, 1998 from $0 for the prior period. Additionally, Multi-Link advanced approximately $204,000 to Telcom Sales Associates, Inc. during the three months ended December 31, 1998 that was paid back in February 1999. During the three months ended December 31, 1997 and 1998, cash from financing activities included borrowings of $561,000 and $229,000, respectively, before note payable payments of $444,000 and $494,000 for the same respective periods. Additionally, net cash from financing activities included net proceeds of $397,000 from the sale of common stock during the three months ended December 1998.

     For the year ended September 30, 1997 and 1998, net cash used in operations was approximately $(967,000) and $(109,000), respectively. Net cash used in investing activities in the year ended September 30, 1998 for the purchase of fixed assets and intangibles was $(266,000) compared to $(38,000) in the prior year. During the year ended September 30, 1997 and 1998, cash from financing activities included borrowings of $1,379,000 and $2,871,000, respectively, before note payable payments of $380,000 and $1,795,000 for the same respective periods.

  Future Liquidity Considerations

     As of December 31, 1998, Multi-Link had a cash balance of $189,000. Upon completion of this offering Multi-Link will receive minimum net proceeds of approximately $6,006,000. Approximately $2,140,000 of the proceeds will be used to repay the indebtedness owed to Westburg. Approximately $1,000,000 of the proceeds will be used to pay sales agent commissions on expected new business over the next 12 months. Approximately $250,000 of the proceeds will be used for the purchase of unified internet messaging equipment. Approximately $2,000,000 of the proceeds will be used to acquire voice messaging businesses. Multi-Link may pay for such acquisitions by using a portion of the net proceeds of this offering and by issuing debt and/or equity securities of Multi-Link. Multi-Link has no present commitments, agreement or understandings with respect to any acquisitions. Approximately $616,000 of the proceeds will be used for working capital. Multi-Link intends to use any balance of the proceeds for the acquisition of voice messaging companies and working capital.

     Multi-Link plans to purchase approximately $500,000 worth of additional voice messaging equipment in the next 12 months. As Multi-Link expands to new geographic markets, it will purchase this additional voice messaging equipment. It is Multi-Link's intention to seek five year debt financing for all equipment purchases. Although there are no assurances, management believes that such financing will be available on terms no less favorable than Multi-Link has obtained in the past.

     Management anticipates that the net proceeds from this offering, together with internally generated funds from operations and the $2.1 million Westburg revolving term loan, will be sufficient to meet Multi-Link's presently projected cash and working capital requirements for the next 12 months. Pending use of the proceeds, Multi-Link intends to invest the net proceeds of the offering in investment grade, interest-bearing securities. See "Use of Proceeds" for a more detailed discussion of Multi-Link's expected use of proceeds.

     In order to raise additional working capital, Multi-Link could make a limited number of offers and sales of its securities to qualified investors in transactions that are exempt from registration under the securities laws. Such purchasers may acquire Multi-Link's securities on terms more favorable than offered in this prospectus. The price may not relate to any ascertainable criterion of value, including the prevailing market price. Multi-Link may make sales of its securities at a lower price than that of the units.

ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for financial statements with fiscal years beginning after December 15, 1997. Statement No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to stockholders. Statement No. 131 also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers.

     In February 1998, the Board issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans. Statement No. 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets and eliminates certain disclosures previously required by Statement Nos. 87, 88 and 106. Statement No. 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

     During June 1998, the Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 establishes new standards by which derivative financial instruments must be recognized in an entity's financial statements. Besides requiring derivatives to be included on balance sheets at fair value, Statement No. 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement No. 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement No. 133 is required to be adopted by Multi-Link in 2000.

     Multi-Link has not determined what additional disclosures, if any, may be required by the provisions of Statement Nos. 131, 132, and 133 but does not expect adoption of these statements to have a material effect on its results of operations or consolidated financial position.

EFFECTS OF INFLATION

     Although Multi-Link cannot accurately anticipate the effect of inflation on its operations, Multi-Link does not believe that inflation has had, or is likely in the future to have, a material effect on its operating results or financial condition.

YEAR 2000 ISSUE

     Many computer systems, software applications and other electronics currently in use worldwide are programmed to accept only two digits in the portion of the date field, which designates the year. The "Year 2000 problem" arises because these systems and products cannot properly distinguish between a year that begins with "20" and the familiar "19." If these systems and products are not modified or replaced, many will fail, create erroneous results and/or may cause interfacing systems to fail.

     Year 2000 compliance issues are of particular importance to Multi-Link since its operations rely heavily upon computer systems, software applications and other electronics containing date-sensitive embedded technology. Some of these technologies were internally developed and others are standard, purchased systems which may or may not have been customized for Multi-Link's particular application. Multi-Link also relies heavily upon various vendors and suppliers that are themselves very reliant on computer systems, software applications and other electronics containing date sensitive embedded technology. These vendors and suppliers include:

     - Glenayre Electronics, the manufacturer and supplier of Multi-Link's voice mail operating platforms;

     - Telemessaging Services, Inc., the supplier of Multi-Link's billing software; and

     - US West, the local telephone line carrier with which Multi-Link has interconnection agreements.

     Internal Systems. Multi-Link has completed internal assessment and testing of its date sensitive computer systems and has determined that its internal billing, customer service and support systems are compatible with the year 2000.

     Glenayre Electronics. Glenayre Electronics has advised Multi-Link that the voice messaging platforms used by Multi-Link are year 2000 compatible.

     Telemessaging Services. Telemessaging Services, the supplier of Multi-Link's billing software, has certified that its software is Year 2000 compliant.

     US West and Other Infrastructure Providers. Multi-Link is dependent upon US West and other central infrastructure providers including suppliers of electric power and the national telephone network for the provision of its services to its customers. US West has publicly announced that its local telephone network is Year 2000 compliant. Multi-Link is not aware of any central infrastructure provider that has indicated that it expects to be adversely affected by the Year 2000 problem. However, Multi-Link has not obtained assurances from such providers as to whether or not they will be adversely affected by the Year 2000 issue.

     Acquisitions. Multi-Link plans to use a portion of the proceeds of this offering to acquire companies involved in the voice messaging business. Multi-Link intends to address the Year 2000 issue in detail with all such companies prior to acquisition. Management believes that there are many older voice messaging systems that are not Year 2000 compliant, and that the Year 2000 issue may cause some companies to view Multi-Link's acquisition proposals favorably. Multi-Link cannot quantify the risks and expenses that may be incurred through acquisitions of companies that are not Year 2000 compliant.

     Costs. Multi-Link has not incurred any material costs for Year 2000 modifications to date and does not anticipate incurring any such material costs in the future. However, there can be no assurance that Multi-Link will not identify other Year 2000 issues that may require expenditures in the future.

                                    BUSINESS

SUMMARY

     Multi-Link provides integrated voice and fax messaging services for small and medium sized businesses. These services enable businesses to improve the handling of incoming calls and can be used with an automated attendant service to replace receptionists. Multi-Link's voice messaging services can produce improved efficiency and cost savings for the subscriber by offering comprehensive voice messaging solutions. Multi-Link's integrated messaging system:

     - provides personal mailboxes that can be linked to office, mobile and home telephones, eliminating the need to check multiple mailboxes and providing cost savings through the termination of multiple mailbox charges;

     - provides immediate notification to a subscriber's mobile phone or digital pager that the subscriber has new messages;

     - automatically transfers important calls to the subscriber's office, mobile telephone, pager and home phones to eliminate the need for callers to try other numbers in an attempt to reach the subscriber; and

     - will soon offer a unified messaging service which will enable the subscriber to receive voice, fax and Internet e-mail messages in one mailbox.

THE VOICE MESSAGING INDUSTRY

     Management estimates that revenues realized in 1997 by North American voice messaging providers were approximately $2.67 billion, with $570 million of the total revenues realized by approximately 4,200 independent voice messaging providers scattered throughout North America. Management also estimates that the remaining $2.1 billion in revenues were realized by:

     - the local telephone companies, or the "baby bells" in the amount of $1.25 billion;

     - wireless providers in the amount of $396 million; and

     - other providers in the amount of $454 million.

     Management also believes that the voice messaging market was growing at a 10% annual rate and was experiencing structural changes brought about by new technology and changes in consumer preferences. Management believes that these changes will increase the rate of growth of the overall market, and create an opportunity for voice messaging providers such as Multi-Link to capture increased market share.

     Development of the Business Voice Messaging Industry. In the 1970's, the local telephone companies in the United States introduced a new service called voice messaging or voice mail. The service uses automated "call-forwarding" features programmed on the telephone line to transfer incoming calls to a central voice mail platform when the line is in use or when nobody answers. Voice mail service is almost always provided on a local basis since subscribers are reluctant to incur long distance charges to receive and recover voice mail messages.

     The basic concept of voice mail has changed little since its introduction two decades ago. Voice mail systems have become more sophisticated and more reliable and now offer more features than they did when they were first introduced. However, their basic operational method of using call forwarding features to route incoming calls to the central system is the same. In almost all cases, the voice mail service is provided as an additional option by the provider of the telephone line or mobile phone and is a secondary function which is only used if the person sought is unavailable.

     Market acceptance of voice mail has changed since its inception, when management believes it was disliked by many users. Management believes that voice mail has now gained popular acceptance and most users in the business community prefer to leave voice mail messages rather than written messages. Despite this, the overall market penetration of voice mail remains low and management believes there is opportunity for growth in this market.

     Currently, users often have several voice mailboxes: one for business attached to their business phone lines, one for home use attached to their home phone line and one attached to their mobile phone. After 20 years of providing the same basic function, voice mail service is changing as new technology is developed to streamline personal communications practices.

     Although the local telephone companies are in the best position to sell voice mail service to their customers, there is no technological barrier that prevents companies from acquiring a central voice mail platform and offering voice messaging services. The local telephone companies are motivated to provide multiple voice mailboxes to each subscriber, thus increasing per subscriber revenues.

OVERVIEW OF MULTI-LINK'S CURRENT AND PROPOSED SERVICES

     While reading this section, please open the schematic diagram on the inside front cover of this prospectus for an illustrated representation of these service concepts.

     When Multi-Link launched its voice messaging service in May 1996, it did so in anticipation of the significant technological changes now taking place in the industry. Management believes that broad market adoption of the new services and communications practices described below will only be achieved over time. As a result, Multi-Link will continue to offer traditional voice messaging services while implementing the new services described below.

---------------------------------------------------------------------------------------------
     SERVICE TYPE                                                         AVAILABLE
---------------------------------------------------------------------------------------------
     Single Box Voice Mail Service for Business and Home                     Yes
---------------------------------------------------------------------------------------------
     Multiple Box Business Voice Messaging Networks                          Yes
---------------------------------------------------------------------------------------------
     Automated Attendant Call Routing Service                                Yes
---------------------------------------------------------------------------------------------
     Consolidated Messaging Service                                          Yes
---------------------------------------------------------------------------------------------
     One Number Service                                                      Yes
---------------------------------------------------------------------------------------------
     Calling Card Functionality/Call Origination Capability                  Yes
---------------------------------------------------------------------------------------------
                                                                        Voice/Fax: Yes
     Unified Messaging Service for Voice, Fax and Internet based       Internet e-mail:
     e-mail                                                          Last quarter of 1999
---------------------------------------------------------------------------------------------
     Voice Activated Commands                                        Last quarter of 1999
---------------------------------------------------------------------------------------------
     Adtracker Service                                                       Yes
---------------------------------------------------------------------------------------------

     Single Box Voice Mail for Business and Home. Multi-Link provides single voice mailboxes to residences and small businesses for telephone answering. Using automated call forwarding features programmed on the phone lines, incoming calls are transferred to a single mailbox when the line is busy or when nobody answers. The standard mailbox provided by Multi-Link has many useful features that currently are not available from the baby bells or are provided by the baby bells as additional cost options. These features include: multiple greetings which play according to a time schedule, the option for a caller to press the zero key to be transferred to another number and the option to have new messages notified to a pager or a mobile telephone.

     Multiple Box Business Voice Messaging Networks. Multi-Link provides comprehensive voice messaging networks for businesses that employ up to 50 people. Every network is designed individually to meet each specific customer's needs. There are several ways callers can access the voice messaging system:

     - using automated call-forwarding features programmed on the phone lines, incoming calls are transferred to a general company mailbox when the line is busy or when nobody answers. Callers then have the option to leave a message or to reach the mailbox of a specific individual through a directory;

     - incoming calls during normal business hours can be answered by a person and then transferred to an individual voice mailbox if the person sought is not available; and

     - callers who wish to leave a personal message can dial the voicemail box directly without speaking with the receptionist.

Each mailbox within the overall network can be individually programmed to send notification of new messages to a wide variety of pagers and mobile telephones, to forward callers to different numbers when the zero key is pressed and to take advantage of the consolidated messaging and one number services described below.

     Automated Attendant Call Routing Service. Multi-Link offers automated call routing services. Multi-Link's system answers all incoming calls for a business and acts as the receptionist for the business. By pressing keys in response to a series of progressive menus, callers reach the person or department they require. The service provides fully automated call handling and often allows businesses to reduce or eliminate the cost of receptionist personnel. Management believes that the service is particularly valuable to businesses with multiple locations in the same local calling area since all those businesses can now be linked through one central access telephone number.

     Consolidated Messaging Service. Multi-Link offers a consolidated messaging service. A subscriber buys a voice mailbox from Multi-Link. Call forwarding is then established from all of the subscriber's phone lines -- home, business and mobile -- to the same voice mailbox. In this way, all voice messages are channeled automatically into one voice mailbox. This saves time, is more efficient and often saves money -- one mailbox instead of three.

     One Number Service. Multi-Link offers one number service which Multi-Link calls "Constant Touch Service." Callers who reach a subscriber mailbox are given two options in the greeting. If immediate contact with the subscriber is not required, they are instructed to leave a voice message for later attention by the subscriber. However, if they need to speak to the subscriber, they are instructed to press keys to activate the subscriber's Constant Touch Service. Upon activation, the service requires the caller to state the caller's name for recordation in the voice mailbox. The messaging system immediately dials several numbers simultaneously to try to reach the subscriber. Typically the system will dial a mobile phone number, a pager number, a home telephone number and an office direct line. If the subscriber is reached, the messaging system plays the name of the caller on hold and awaits instructions. Then, by selecting the appropriate key, the subscriber may elect to connect immediately with the caller, to reject the call but request that the caller leave a message, or to terminate the call without offering the opportunity to leave a message. By using Constant Touch Service, the subscriber makes it very simple for callers to reach the subscriber, yet maintains complete control over who reaches the subscriber. If the subscriber is not reached, the messaging system will wait up to two minutes and then advise the caller that the subscriber could not be reached and request the caller to leave a message.

     Over the next few years, management expects this "one number" technology will revolutionize the way business people communicate. It will no longer be necessary to guess where the person called may be at any given time. The work of finding the subscriber will be undertaken by the messaging system. In time, as communications practices change, management believes subscribers will give out their voice mail number as the primary contact number and all callers will leave messages or use the one number technology. The use of the messaging system as a primary contact point will eliminate the interruption of non-urgent calls and should increase productivity.

     Calling Card Functionality/Call Origination Capability. The voice messaging system can act as a communications hub for subscribers who travel extensively. Subscribers access their messaging system from anywhere in the United States by using a dedicated "800" number. After listening to their messages, they may elect to obtain a dial tone and make a call from within the voice mailbox. When they terminate each call, they are returned to the mailbox and may continue listening to other messages or make further calls. Management believes that this service is less expensive and more convenient than most calling cards. Multi-Link's messaging systems offer this service capability now, although Multi-Link has not yet begun marketing this product on a commercial basis. Multi-Link expects to begin marketing this service in the last quarter of fiscal 1999.

     Unified Messaging Service for Voice, Fax and Internet Based e-mail. Management believes that unified messaging is the best publicized of the new technologies which are expected to change the messaging industry over the next few years. Unified messaging is the term used to describe a messaging service that can store voice messages, fax messages and Internet e-mail messages in one mailbox. The service should also allow retrieval of any type of message over a telephone, fax machine or personal computer, no matter what the original form of the message might have been.

     Unified messaging technology is still in the early stages of development and, although some equipment has been deployed commercially, management believes that revenues from unified messaging services are still very small. Management expects that unified messaging services will be particularly popular among traveling executives. Multi-Link currently provides unified voice and fax messaging service. Multi-Link plans to offer a unified messaging service which will include integration with Internet based e-mail service in the last quarter of fiscal 1999.

     Voice Activated Commands. At the present time, almost all voice-messaging systems respond to tones created by key presses on the Dial Tone Modulated Frequency or DTMF keypad. The exclusive use of the DTMF keypad has significant disadvantages to the mobile user who may often wish to use the messaging system when driving or performing other complex tasks. The use of speech recognition technology will allow subscribers to simply speak commands to the messaging system rather than using key presses. In addition to the benefits to mobile users, the use of speech recognition will facilitate faster navigation through complex menus and offer more intuitive access to less frequently used functions of the messaging system. Management believes that speech recognition technology is one of the most exciting developments in the messaging industry. Multi-Link expects to market speech recognition technology in the last quarter of fiscal 1999.

     "Adtracker" Advertising Analysis Tool. With each Adtracker service package, the customer is provided with a block of five local telephone numbers. All direct response advertising is directed to one of these numbers and not to the advertiser's main office telephone number. When callers dial the number in response to the advertising, the call passes momentarily through Multi-Link's system and is transferred to the advertiser's main office telephone number and handled by the advertiser in the normal way. The transit of the call through Multi-Link's switch generates a call detail record that is printed through Multi-Link's billing system in the form of a monthly call log. The log gives time and date information for every call received through the system. By comparing the call logs to the advertising, the advertiser can identify patterns in the responses and determine how best to deploy advertising dollars in the future.

DISTRIBUTION METHODS

     Multi-Link engages approximately 20 independent commissioned sales agents or agencies to procure subscribers for voice messaging services. Multi-Link's sales agents include retail telecommunications stores, vendors of telephone system hardware, vendors of long distance services and other telecommunications related businesses. After the successful completion of the offering, Multi-Link plans to engage approximately 10 additional independent commissioned sales agents or agencies, bringing the total number of independent commissioned sales agents or agencies to 30.

     During the three months ended December 31, 1998, Multi-Link procured approximately 86% of its new customer subscriptions from Telcom Sales Associates, an independent sales agency specializing in the sale of a broad range of telecommunications services to small and medium sized businesses. Telcom is owned by a former employee of Multi-Link.

     Multi-Link's management believes that the introduction of unified messaging in 1999 will open up new distribution channels allowing Multi-Link to forge distribution alliances with Internet service providers and other companies involved in the provision of Internet based e-mail services. Multi-Link's management plans to provide Internet based e-mail services and other Internet related services in calendar 1999. Multi-Link plans to use similar distribution methods in connection with expanding its acquisitions described in "-- Industry Consolidation and Geographic Expansion Strategy."

CUSTOMER BASE

     Multi-Link's customer base consists predominantly of small and medium sized businesses that have between one and 50 employees. This customer base includes diverse businesses. Multi-Link's customer base includes approximately 5,000 business customers that have approximately 16,000 users. Multi-Link's average business customer pays approximately $30 per month. Multi-Link currently provides services in the Denver metropolitan area.

TECHNOLOGY

     Equipment. Multi-Link's voice messaging systems are manufactured by Glenayre. Each Glenayre system has capacity for approximately 12,000 subscribers. Currently, Multi-Link has two Glenayre Electronics systems. As a result, Multi-Link could provide service to an additional 8,000 subscribers before additional equipment is required. The Glenayre Electronics systems are reliable, easy to maintain and have historically experienced minimal downtime. Multi-Link finances its Glenayre Electronics system purchases through term loans and makes no expenditures on research and development of any kind. Multi-Link employs technicians who provide support for the Glenayre Electronics systems. In addition, Glenayre Electronics provides technical support via a direct modem link when necessary and provides periodic free software upgrades to insure that Multi-Link continues to offer updated services. Multi-Link has no written agreements with Glenayre Electronics. Glenayre Electronics has advised Multi-Link that Glenayre Electronics expects to offer a fully functional unified messaging upgrade in the second quarter of 1999 that will enable Multi-Link to offer unified messaging services to its customers in the last quarter of 1999.

     Interconnection with Public Switched Networks. Voice messaging systems are linked to the public switched telephone network using digital two-way direct inward dial trunks with call transfer capability. These interconnection services are provided by US West under a ten year agreement which includes a price cap that expires in 2008. Following the deregulation of the telecommunications industry in 1996, Multi-Link now has several possible providers of interconnection facilities and may benefit from price competition over the next few years.

COMPETITION

     Management estimates that the baby bells have the largest share of the North American voice messaging services market. The baby bells are considerably larger and better financed than Multi-Link and have extensive marketing experience. Management believes that approximately $570 million of the North American voice messaging market is shared by approximately 4,200 voice messaging service providers including Multi-Link.

COMPETITIVE STRATEGY

     Multi-Link obtains most of its business customers by offering voice messaging services which the management of Multi-Link believes compare favorably with those provided by the baby bells in the following ways:

     - Multi-Link has consolidated messaging service, one number service and other applications and features which are not currently offered by the baby bells;

     - Multi-Link's independent sales agents conduct a comprehensive analysis of every prospective customer's needs and custom design a Multi-Link voice messaging service to meet those specific needs. Generally, the baby bells do not offer this type of analysis in the voice messaging market;

     - Management believes that Multi-Link's voice messaging service includes more standard features than its largest current competitor;

     - Multi-Link sends out customer trainers to teach new subscribers how to best use its messaging services. The baby bells offer only telephone based support;

     - Multi-Link maintains a well-trained customer service staff who specialize in providing messaging services. By comparison, the baby bells' customer service staff generally deal with a wide range of telephone line issues and, therefore, might not be as knowledgeable as Multi-Link's specialist voice messaging group;

     - Multi-Link provides help in reorganizing service configurations, adding staff members to, or deleting staff members from, a network or simply understanding the best way to use the voice messaging services; and

     - Multi-Link charges up to 48% less than its largest competitor for what management believes is overall a superior voice messaging service.

     Management believes that the technological changes taking place in the voice messaging industry will enable messaging service providers like Multi-Link to capture a part of the baby bells' market share of the voice messaging industry. The new services described above require the provider of the messaging services to maintain complex messaging networks which interact with a broad range of other telecommunications services supplied by a wide range of service providers. Management believes that the provision and maintenance of the new services involves a level of complexity that is unattractive to the baby bells and that they may be unwilling to compete aggressively in this service category.

INDUSTRY CONSOLIDATION AND GEOGRAPHIC EXPANSION STRATEGY

     Management believes that most of the 4,200 independent voice mail providers offer only basic voice messaging services that are similar to, and in competition with, the baby bells. Management believes that the opportunity exists to acquire several voice mail providers in major urban markets in North America. Multi-Link intends to use a portion of the proceeds raised from this offering to acquire some of these voice messaging companies. Multi-Link will provide technology, capital and marketing expertise to each business acquired. In addition to the benefits derived from Multi-Link's technological, capital and marketing expertise, management believes that savings can be achieved as a result of the centralization of purchasing, accounting, administration, marketing, telemarketing and other core functions of these voice mail providers.

FACILITIES

     Multi-Link's corporate office and principal operating facility is presently located at 811 Lincoln Street, Suite 500, Denver, Colorado. Multi-Link occupies approximately 4,100 square feet of office space that is leased on a month-to-month basis. This lease terminates effective April 30, 1999.

     On March 29, 1999, Multi-Link signed a new lease for space located at 4704 Harlan Street, Suite 420, Lakeside, Colorado. This three-year lease provides for Multi-Link to occupy approximately 3,067 square feet on May 1, 1999 at a monthly rent of $4,344.91. Multi-Link expects to incur a substantial one time charge related to moving its operations.

     Upon the successful completion of this offering, Multi-Link will lease an additional 2,992 square feet for a total of 6,059 square feet, and the lease term will be extended to 78 months. After an initial six month rent-free period, Multi-Link will pay $8,457.35 per month for the next 24 months, $8,709.81 per month for the next 12 months, and $8,962.27 per month for the remaining 36 months of the lease.

EMPLOYEES

     As of January 30, 1999, Multi-Link employed 13 people, all of whom were employed on a full time basis. There are no union or collective bargaining agreements between Multi-Link and its employees and employee relations are considered by management to be excellent.

LEGAL PROCEEDINGS

     Multi-Link currently is not a party to any legal proceedings of any kind.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and officers of Multi-Link are as follows:

NAME                                   AGE                      POSITION
----                                   ---                      --------
Nigel V. Alexander...................  37    Director, Chief Executive Officer, Secretary
                                             and Treasurer
Shawn B. Stickle.....................  33    Director, President and Chief Operating Officer
Keith R. Holder......................  54    Director
R. Brad Stillahn.....................  45    Director
David J. Cutler......................  43    Chief Financial Officer

     The directors are elected for a three-year term, with approximately one-third of the board of directors standing for election each year. Each director holds office until the expiration of the director's term, until the director's successor has been duly elected and qualified or until the earlier of their resignation, removal or death. All of Multi-Link's officers devote full-time to Multi-Link's business and affairs.

     Nigel V. Alexander -- Chief Executive Officer, Secretary and Treasurer. Mr. Alexander co-founded Multi-Link in 1996. Mr. Alexander has served since that time as a Managing Director and now as the Chief Executive Officer of Multi-Link with responsibility for financing and strategic planning. Since January of 1996, Mr. Alexander has been the sole owner of Octagon Strategies, Inc., a consultant to Multi-Link. From September 1994 until founding Multi-Link, Mr. Alexander conducted research into the telecommunications industry to identify the business opportunity now being pursued by Multi-Link. From April 1991 to September 1994, Mr. Alexander was an executive officer of SnowRunner, Inc. a public company involved in the distribution of winter sports products that later changed its name to The Sled Dogs Company. Mr. Alexander is an Associate of the British Chartered Institute of Bankers. He has over 15 years experience in merchant banking, mergers and acquisitions and corporate finance, including ten years as a merchant banker in London, England and Geneva, Switzerland with Henry Ansbacher & Co. and the Paribas Group.

     Shawn B. Stickle -- President and Chief Operating Officer. Mr. Stickle co-founded Multi-Link in 1996. Mr. Stickle has served since that time as a Managing Director and now as the President and Chief Operating Officer of Multi-Link with direct responsibility for all of Multi-Link's operations. From February 1995 until January 1996, Mr. Stickle was employed as Executive Vice President of Voice Services, Inc. From 1987 to December 1994, Mr. Stickle was Sales and Marketing Manager for T.A. Pelsue Company, a manufacturer of telecommunications products. Mr. Stickle holds a bachelor's degree from the University of Colorado in marketing and is a certified ISO 9000 Quality Assurance Advisor.

     Keith R. Holder -- Director. Mr. Holder became a director of Multi-Link in February 1999. Since January 1998, Mr. Holder has been the Chief Executive Officer of Recovery Specialists Inc., a regional environmental company. From March 1990 to January 1998, Mr. Holder was the founder, Chief Executive Officer and Director of Triumph Fuels Corporation, a gasoline refining, distribution and retailing company. Mr. Holder received his Bachelor of Science degree in Geology from the University of London in 1969.

     R. Brad Stillahn -- Director. Mr. Stillahn became a director of Multi-Link in February 1999. Since January 1991, Mr. Stillahn has been the owner, Chairman and Chief Executive Officer of West Tape & Label, Inc., a national custom label printer. From 1987 to 1991, Mr. Stillahn was the Director of Corporate Marketing for Menasha Corporation, a diversified holding company. Mr. Stillahn received his Masters of Business Administration from Washington University in 1976 and in 1974 received a Bachelor of Arts degree in Economics from the University of Missouri.

     David J. Cutler -- Chief Financial Officer. Mr. Cutler joined Multi-Link in March 1998 and has served as its Chief Financial Officer since that time. From March 1993 until joining Multi-Link, Mr. Cutler was a self employed consultant providing accounting and financial advice to small and medium sized companies in the United Kingdom and the United States. Mr. Cutler has more than 20 years experience in international finance, accounting and business administration. He held senior positions with multi-national companies such as Reuters Group Plc and the Schlumberger Ltd. and has served as a director for two British previously publicly quoted companies -- Charterhall Plc and Reliant Group Plc. Mr. Cutler has a masters degree from St. Catherine College in Cambridge, England and qualified as a British Chartered Accountant and as an Associate of the Institute of Taxation with Arthur Andersen & Co. in London. He was subsequently admitted as a Fellow of the UK Institute of Chartered Accountants. In early 1998, he passed the CPA examination in the United States.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors maintains a compensation committee and an audit committee. The compensation committee is composed of Keith R. Holder and R. Brad Stillahn, both non-employee directors. The audit committee is composed of Keith
R. Holder and R. Brad Stillahn. The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of Multi-Link's officers and to administer the grants under Multi-Link's stock option plan. The functions of the audit committee are to review the scope of the audit procedures employed by Multi-Link's independent auditors, to review with the independent auditors Multi-Link's accounting practices and policies and recommend to whom reports should be submitted within Multi-Link, to review with the independent auditors their final audit reports, to review with Multi-Link's internal and independent auditors Multi-Link's overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

COMPENSATION OF DIRECTORS

     As compensation for serving as directors of Multi-Link, Multi-Link pays Keith R. Holder and R. Brad Stillahn $250 for each meeting of the board of directors they attend in person or by telephone. In addition, on the date of this prospectus, Keith R. Holder and R. Brad Stillahn each received five year options to purchase 10,000 shares of Multi-Link's common stock at $6.00 per share. The options vest over a three year period commencing one year from the date of this prospectus. Directors are reimbursed for expenses incurred by them in attending meetings of the board of directors or its committees.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Multi-Link for services rendered during the fiscal years ended September 30, 1998, 1997 and 1996 to Nigel V. Alexander and Shawn B. Stickle. No executive officer of Multi-Link earned or was paid compensation of more than $100,000 for the year ended September 30, 1998.

     On January 1, 1999, Nigel V. Alexander became the Chief Executive Officer of Multi-Link and Shawn B. Stickle became the President and Chief Operating Officer of Multi-Link in place of each being a Managing Director of Multi-Link. Multi-Link pays consulting fees to Octagon Strategies, Inc. for consulting services rendered by Nigel V. Alexander to Multi-Link. "Octagon" is a company wholly-owned by Nigel V. Alexander. All amounts reflected in the salary column in the following table paid to Mr. Alexander are consulting fees paid to Octagon for Mr. Alexander's benefit.

                           SUMMARY COMPENSATION TABLE

                                                          FISCAL       ANNUAL COMPENSATION
                                                        YEAR ENDED     -------------------
NAME AND PRINCIPAL POSITION                            SEPTEMBER 30,    SALARY     BONUS
---------------------------                            -------------   --------   --------
Nigel V. Alexander...................................      1998        $40,000         --
  Managing Director                                        1997        $39,960         --
  Secretary and Treasurer                                  1996        $34,042         --
Shawn B. Stickle.....................................      1998        $36,000         --
  Managing Director                                        1997        $36,000         --
                                                           1996        $29,000         --

     Effective January 1, 1999, Multi-Link entered into a three-year consulting agreement with Octagon and a three-year employment agreement with Shawn B. Stickle pursuant to which Multi-Link pays Octagon and Mr. Stickle an annual consulting fee and an annual salary of $53,333 and $48,000, respectively. Any future increases in compensation under the agreements will be determined by the compensation committee of the board of directors. The consulting agreement and the employment agreement require that Messrs. Alexander and Stickle devote their full business time to Multi-Link, may only be terminated by Multi-Link for "cause" (as defined in the agreements) and may be terminated with or without cause by Octagon or Mr. Stickle. If the agreements are terminated by Multi-Link without cause, Octagon and Mr. Stickle are entitled to receive lump sum payments equal to the greater of the compensation payable pursuant to the agreements for the remaining terms thereof or one year's annual payments. The consulting agreement and employment agreement also contain confidentiality and noncompete provisions.

LIFE INSURANCE POLICIES

     Multi-Link intends to obtain key man life insurance policies in the face amounts of $1,000,000 each on both Nigel V. Alexander and Shawn B. Stickle following the closing of the offering. The proceeds of these policies will be payable to Multi-Link.

STOCK OPTION PLAN

     Multi-Link adopted its stock option plan in 1997 pursuant to which an aggregate of 300,000 shares of common stock are currently reserved for issuance.

     The stock option plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options, reload options and stock appreciation rights. Non-qualified stock options may be granted to employees, directors and consultants of Multi-Link, while incentive stock options may be granted only to employees. The stock option plan is currently administered by the compensation committee of the board of directors, which determines the terms and conditions of the options granted under the stock option plan, including the exercise price, the number of shares subject to a particular option and the exercisability thereof.

     The exercise price of all incentive stock options granted under the stock option plan must be at least equal to the fair market value of Multi-Link's common stock on the date of grant and must be 110% of fair market value when granted to a 10% or more stockholder. The exercise price of all non-qualified stock options granted under the stock option plan may be less than the fair market value of the common stock on the date of grant. However, non-qualified options will not be granted at an exercise price of less than 100% of the fair market value of Multi-Link's common stock. The term of all options granted under the stock option plan may not exceed ten years, except the term of incentive stock options granted to a 10% or more stockholder may not exceed five years. The stock option plan may be amended or terminated by the board of directors, but no such action may impair the rights of a participant under a previously granted option.

     The stock option plan provides the board of directors or the compensation committee with the discretion to determine when options granted under the stock option plan shall become exercisable and the vesting period of such options.

     The following table provides information with respect to the stock options that are currently outstanding:

                                           NUMBER OF SHARES    EXERCISE      EXPIRATION
               GRANT DATE                 UNDERLYING OPTIONS    PRICE           DATE
               ----------                 ------------------   --------      ----------
January 15, 1997........................        72,000          $0.02     January 14, 2007
January 15, 1997........................         7,410          $0.17     January 14, 2007
June 30, 1997...........................        16,605          $0.42     June 29, 2007
December 30, 1997.......................        23,580          $2.45     December 29, 2007
June 30, 1998...........................        35,070          $4.17     June 29, 2008
December 31, 1998.......................        10,335          $6.00     December 30, 2008
                                               -------
                                               165,000

     No options to purchase shares of common stock have been granted by Multi-Link to Nigel V. Alexander, Shawn B. Stickle or Octagon, and none of such persons owned any options to purchase common stock on September 30, 1998. Multi-Link expects to issue options to purchase 10,000 shares of common stock each to the two non-management directors upon the successful completion of the offering.

     No reload options or stock appreciation rights have been granted pursuant to the stock option plan.

     Multi-Link has no other bonus, profit sharing, pension, retirement, stock purchase, deferred compensation, or other incentive plan.

CERTAIN TRANSACTIONS

     All of the following related party transactions were made on terms no less favorable to Multi-Link than those available from unaffiliated parties. In addition, all future related party transactions will be made on terms no less favorable to Multi-Link than those available from unaffiliated parties and such related party transactions will be approved by a majority of the independent, disinterested members of Multi-Link's board of directors.

     In January 1996, Octagon and Shawn B. Stickle each purchased 600,000 shares of common stock from Multi-Link for $0.0083 per share. In March 1997, Octagon sold 450,000 shares of common stock to the Blackhawk Trust and 150,000 shares of common stock to Nigel V. Alexander, for $0.017 per share.

     In January 1996, Octagon loaned Multi-Link $41,000. Such loan was unsecured, had an interest rate of 10% per annum and was repaid in September 1998. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In April 1996, CS Capital provided Multi-Link with a factoring facility of $500,000. Multi-Link issued 61,200 shares of common stock to CS Capital at the time the facility was obtained. The factoring facility was secured by all of the assets of Multi-Link, was guaranteed by Nigel V. Alexander and Shawn B. Stickle and had an implied interest rate of 52% per annum, exclusive of value attributable to common stock or warrants issued to CS Capital. The proceeds from this factoring facility were used to fund working capital. This factoring facility has been repaid in full.

     In January 1997, Multi-Link issued 68,118 shares of common stock to CS Capital in connection with a $250,000 loan that CS Capital made to Multi-Link. The loan was secured by all of the assets of Multi-Link, was guaranteed by Nigel
V. Alexander and Shawn B. Stickle and had an interest rate of 40% per annum, exclusive of value attributable to common stock issued. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In January 1997, Multi-Link issued 13,320 shares of common stock to Ronald Stickle, the father of Shawn B. Stickle, in connection with a $25,000 loan that Ronald Stickle made to Multi-Link in June 1996. Such loan was unsecured, had an interest rate of 35% per annum, exclusive of value attributable to common stock issued and was repaid in September 1998. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In January 1997, Multi-Link issued 26,640 shares of common stock to Harbour Settlement in connection with a $60,000 loan that Harbour Settlement made to Multi-Link in May 1996. Such loan was unsecured, had an interest rate of 15% per annum, exclusive of value attributable to common stock issued and was guaranteed by Nigel V. Alexander and Shawn B. Stickle. The loan was repaid in September 1998. Harbour Settlement is a trust established for the benefit of the children of Keith R. Holder, a director of Multi-Link. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In June 1997, Multi-Link issued 28,610 shares of common stock to CS Capital in connection with a $300,000 loan that CS Capital made to Multi-Link. The loan was secured by Multi-Link's assets, was guaranteed by Nigel V. Alexander and Shawn B. Stickle and had an interest rate of 30% per annum, exclusive of value attributable to common stock issued. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In January 1998, CS Capital loaned Multi-Link $700,000. The loan was secured by all of the assets of Multi-Link, was guaranteed by Nigel V. Alexander and Shawn B. Stickle and had an interest rate of 30% per annum. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In January 1998, Multi-Link converted $20,000 of debt owed to Robert and Lynne Williams (Robert Williams was a former director of Multi-Link) into 7,454 shares of common stock.

     In May 1998, all of the outstanding balances on Multi-Link's loans, the factoring facility and the loans that CS Capital had made to Multi-Link were consolidated into a $1,698,000 term loan that was secured by the assets of Multi-Link, was guaranteed by Nigel V. Alexander and Shawn B. Stickle, had an interest rate of 25% per annum and was payable in fixed payments of principal and interest through June 30, 2001. This loan has been repaid in full.

     In September 1998, Westburg loaned Multi-Link $2,100,000 to repay debt and deferred executive compensation, and to fund working capital. The loan has a five-year term and bears interest at a current rate of 10.75% per annum as of December 31, 1998. The loan is payable interest only until September 25, 2001, and thereafter the outstanding principal balance and accrued interest will be payable monthly and amortized over ten years. The outstanding principal balance and all accrued interest thereon will be payable in full on October 31, 2003. The loan is collateralized by all of the assets of Multi-Link and is guaranteed personally by Nigel V. Alexander and Shawn B. Stickle. In connection with the loan, Multi-Link issued Westburg a warrant (valued at $73,446) to purchase 150,000 shares of common stock of Multi-Link at an exercise price of $4.17 per share. In addition, Nigel V. Alexander and Shawn B. Stickle have pledged 480,000 shares each of Multi-Link's common stock owned by them as collateral for the loan. Westburg has agreed to release such shares from pledge upon the closing of this offering. In April 1999, Multi-Link renegotiated the terms of its loan with Westburg to convert all but $10,000 of the loan into a revolving loan. Multi-Link has agreed that it will not repay the remaining $10,000 on the loan and, as a result, will be unable to trigger expiration of Westburg's warrant. In addition, Multi-Link has agreed to pay a two percent commitment fee on all undrawn balances and granted certain registration rights for the common stock underlying the warrant. This loan is due on October 31, 2003. While Multi-Link plans to pay the indebtedness due on this loan with the proceeds of this offering, Multi-Link is permitted to and may make further draws on this loan. In April 1999, Westburg loaned Multi-Link an additional $50,000.

     In September 1998, Multi-Link paid CS Capital $900,000 on the term loan and CS Capital converted $300,000 of the term loan into 72,000 shares of Multi-Link's common stock and warrants to purchase 36,000 shares of Multi-Link's common stock originally at an exercise price of $8.33 per share and in February 1999, reduced the exercise price to $4.17 per share. The warrants are exercisable from November 17, 1999 through May 17, 2001. The conversion price paid by CS Capital for the shares of common stock and warrants was the same price that was paid by nonaffiliated persons to Multi-Link in a private offering that was being conducted by Multi-Link at that time. Multi-Link paid CS Capital an additional $328,000 on the loan and $48,000 of accrued interest in November 1998. In March of 1999, Multi-Link paid the remaining amounts due under this loan.

     In September 1998, Octagon Strategies, Inc. agreed to loan Multi-Link $100,000. Approximately $43,923 had been borrowed pursuant to this loan. The loan was unsecured, had an interest rate of 10% and was due on demand. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In September 1998, Shawn B. Stickle loaned $77,244 to Multi-Link. The loan was unsecured, had an interest rate of 10% and was due on demand. The proceeds from this loan were used to fund working capital. This loan has been repaid in full.

     In January 1999, Nigel V. Alexander purchased 431,250 shares of common stock from The Blackhawk Trust for $6.00 per share. Mr. Alexander gave The Blackhawk Trust a promissory note secured by the 431,250 shares in payment of the purchase price. The promissory note bears interest at a rate of 6% per annum and is payable on the earlier of January 31, 2009 or the sale of the 431,250 shares by Mr. Alexander.

     On February 1, 1999, Multi-Link reduced the exercise price of the warrants issued to CS Capital from $8.33 to $4.17 per share at the same time Multi-Link reduced the exercise price of outstanding warrants held by other persons unaffiliated with Multi-Link who had acquired warrants from Multi-Link at approximately the same time CS Capital acquired its warrants. As a result of the 3-for-5 reverse split of Multi-Link's outstanding common stock on February 2, 1999, the exercise price of the warrants held by CS Capital and such other persons was increased to a post-split price of $4.17 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Colorado Business Corporation Act, Multi-Link has adopted provisions in its restated articles of incorporation which provide that its directors shall not be personally liable for monetary damages to Multi-Link or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of:

     - a breach of the director's duty of loyalty to Multi-Link or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

     - voting for or assenting to a distribution, which, after giving effect to the distribution, would result in (a) Multi-Link not being able to pay its debts as they become due, or (b) Multi-Link's total assets being less than the sum of its total liabilities plus amounts needed to satisfy preferential rights upon dissolution of Multi-Link, but only if it is established that the director did not perform his duties in good faith, with the care of an ordinary prudent person in a like position under similar circumstances, and in a manner the director believed to be in the best interest of Multi-Link, provided that the personal liability of a director in this circumstance is limited to the amount of the distribution which exceeds that which could have been distributed without violation of this paragraph; or

     - any transaction from which the director directly or indirectly derives an improper personal benefit.

     Multi-Link's restated articles of incorporation state that Multi-Link shall indemnify, to the maximum extent permitted by law, any person who is or was a director or officer of Multi-Link, and may indemnify any other person, against any claim, liability or expense arising against or incurred by such person made party to a proceeding because the person is or was a director, officer, agent, fiduciary, or employee of Multi-Link or because the person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Multi-Link's request. The restated articles of incorporation also permit Multi-Link to purchase and maintain insurance providing such indemnification, advance expenses to persons indemnified by Multi-Link, and provide indemnification to any person by general or specific action of the board of directors under the bylaws of Multi-Link, by contract or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of Multi-Link pursuant to the foregoing provisions, or otherwise, Multi-Link has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of Multi-Link's common stock, as of the date of this prospectus, and as adjusted to reflect the sale of the units offered by this prospectus, by:

     - each person who is known by Multi-Link to own beneficially more than 5% of Multi-Link's outstanding common stock,

     - each of Multi-Link's named executive officers and directors, and

     - all executive officers and directors as a group.

     Shares of common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire the shares of common stock within 60 days are treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted below the table, each person has sole voting and investment power with respect to the shares of common stock shown. Unless otherwise shown, the address of each person is 811 Lincoln Street, Suite 500, Denver, Colorado 80203.

                                                             SHARES OF COMMON
                                                            STOCK BENEFICIALLY
                                                            OWNED PRIOR TO THE
                                                                 OFFERING
                                                           --------------------    PERCENTAGE OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                        NUMBER      PERCENT   AFTER THE OFFERING
------------------------------------                       ---------    -------   ------------------
Nigel V. Alexander.......................................    581,250     34.4%           20.1%
Shawn B. Stickle.........................................    581,250     34.4%           20.1%
Keith R. Holder..........................................     26,640      1.6%            0.9%
107 Country Club Park Drive
Grand Junction, Colorado 81503
R. Brad Stillahn.........................................         0%        0%              0%
3845 Forest
Denver, Colorado 80207
All officers and directors as a group (5 persons)........  1,204,140     70.6%           41.4%
CS Capital Corp..........................................    229,928     13.6%            8.0%
8301 E. Prentice Ave, #200
Englewood, Colorado 80111
       Greg Curtiss......................................    229,928     13.6%            8.0%
       8301 E. Prentice Ave., #200
       Englewood, Colorado 80111
Westburg Media Capital LP................................    150,000      8.1%            4.9%
200 First Avenue West, Suite 400
Seattle, Washington 98119
       David Westburg....................................    150,000      8.1%            4.9%
       200 First Avenue West, Suite 400
       Seattle, Washington 98119
       John Weller.......................................    150,000      8.1%            4.9%
       200 First Avenue West, Suite 400
       Seattle, Washington 98119
       John Hanson.......................................    150,000      8.1%            4.9%
       200 First Avenue West, Suite 400
       Seattle, Washington 98119

In the foregoing table the common stock beneficially owned by:

     - Keith R. Holder, represents shares beneficially owned by Harbour Settlement, a Jersey Channel Islands Trust established for the benefit of Mr. Holder's children;

     - all of the executive officers and directors as a group, includes 15,000 shares of common stock underlying presently exercisable options but does not include 35,000 shares underlying options that are not exercisable for the next 60 days;

     - CS Capital Corp, does not include 36,000 shares of common stock underlying options that are not exercisable for the next 60 days;

     - Greg Curtiss represents common stock beneficially owned by CS Capital Corp., a corporation in which Mr. Curtiss is the only controlling person and the only principal stockholder.

     - Westburg Media Capital LP, represents 150,000 shares of common stock underlying presently exercisable warrants;

     - David Westburg represents 150,000 shares of common stock underlying presently exercisable warrants beneficially owned by Westburg Media Capital LP, in which Mr. Westburg is the President and a 37.5% owner;

     - John Weller represents 150,000 shares of common stock underlying presently exercisable warrants beneficially owned by Westburg Media Capital LP, in which Mr. Weller is the Chief Financial Officer and a 37.5% owner; and

     - John Hanson represents 150,000 shares of common stock underlying presently exercisable warrants beneficially owned by Westburg Media Capital LP, in which Mr. Hanson is a director and a 25% owner.

ESCROW SHARES

     The underwriters' representative, or "representative," has required Nigel
V. Alexander and Shawn B. Stickle to each deposit 100,000 shares of common stock of Multi-Link owned by such stockholders in an escrow account pursuant to an escrow agreement with American Securities Transfer & Trust, Inc. The common stock deposited in the escrow account will be subject to release to the stockholders on the earlier to occur of:

     - Multi-Link achieving basic net income of at least $0.75 per share and the common stock having a bid price of at least $15.00 per share for the year ended and as of September 31, 2000;

     - Multi-Link achieving basic net income of at least $1.25 per share and a bid price of at least $25.00 per share for the year ended and as of September 30, 2001;

     - property exchange, or sale of all or substantially all of the assets or stock of Multi-Link if any such transaction is approved by the holders of a majority of the outstanding shares of common stock (excluding the shares in escrow); or

     - seven years after the date of this prospectus.

     For purposes of determining the release from escrow, net income will include the effects of any extraordinary items and will be based on basic net income per share and on the audited financial statements of Multi-Link for the respective periods. The shares of common stock held in escrow are not transferable or assignable, although they may be voted by the stockholders. The earnings levels and per share prices set forth above were determined by negotiation between Multi-Link and the representative and should not be construed to imply or predict any future earnings by Multi-Link or the market price of the common stock.

                           DESCRIPTION OF SECURITIES

     The following summary description of Multi-Link's securities is not complete and is qualified in its entirety by reference to Multi-Link's restated articles of incorporation and bylaws.

     The authorized capital stock of Multi-Link consists of 20,000,000 shares of no par value common stock and 5,000,000 shares of $0.01 par value preferred stock, which Multi-Link may issue in one or more series as determined by the board of directors. There currently are 1,691,542 shares of common stock issued and outstanding that are held of record by 32 shareholders.

UNITS

     Each unit being offered in this prospectus consists of one share of common stock and one warrant. The common stock and warrants are separately transferable.

COMMON STOCK

     Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized by the restated articles of incorporation.

     Holders of outstanding shares of common stock are entitled to those dividends declared by the board of directors out of legally available funds and, in the event of liquidation, dissolution or winding up of the affairs of Multi-Link, holders are entitled to receive, pro rata, the net assets of Multi-Link available to the stockholders. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

     There is currently no trading market for the common stock or warrants of Multi-Link, and there can be no assurance that a trading market will develop in the future. Further, the outstanding shares of common stock are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and cannot be resold without registration under the Securities Act of 1933 or an exemption from registration.

PREFERRED STOCK

     Multi-Link's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation, and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock of Multi-Link and make removal of the board of directors more difficult. No shares of preferred stock are currently issued and outstanding, and Multi-Link has no present plans to issue any shares of preferred stock.

     Multi-Link will not offer preferred stock to promoters, except on the same terms as it is offered to all other existing shareholders or to new shareholders. Any issuances of preferred stock must be approved by a majority of Multi-Link's independent, disinterested directors who have access, at Multi-Link's expense, to Multi-Link's external legal counsel.

WARRANTS

     Two warrants will entitle the holder to purchase one share of common stock at an exercise price of $9.00 for a period of 36 months from the date hereof subject to Multi-Link's redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between Multi-Link and the "warrant agent," American Securities Transfer & Trust, Incorporated. Multi-Link has authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 600,000 shares of common stock of Multi-Link unless the underwriter's over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 690,000 shares of common stock.

     The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of Multi-Link with or into another corporation or business entity.

     Commencing one year from the date of this prospectus and until the expiration of the warrants, Multi-Link, may redeem outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.05 per warrant, provided that the closing bid price of the common stock equals or exceeds 125% of the warrant exercise price ($9.00 per share) for 20 consecutive trading days. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing bid price of the common stock equals or exceeds 125% of the warrant exercise price per share. In the event Multi-Link exercises its right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

     Multi-Link must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by Multi-Link. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. Multi-Link intends to use its best efforts to keep the registration statement incorporating this prospectus current, but there can be no assurance that such registration statement (or any other registration statement filed by Multi-Link covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be deprived of any value.

     Multi-Link is not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. Multi-Link will pay to holders of fractional interests an amount equal to the cash value of such fractional interests based upon the then-current market price of a share of common stock.

     The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price by check payable to the order of Multi-Link for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.

     The warrants do not confer upon the warrantholder any voting or other rights of a shareholder of Multi-Link. Upon notice to the warrantholders, Multi-Link has the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent Multi-Link exercises this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in control of Multi-Link.

ANTI-TAKEOVER PROVISIONS

     Multi-Link's restated articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Multi-Link. The board of directors of Multi-Link is authorized, without action of its stockholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables Multi-Link to discourage or to make it more difficult to obtain control of Multi-Link by means of a merger, tender offer, proxy contest or otherwise. The restated articles of incorporation and bylaws provide further that:

     - directors must be elected for three-year terms, with approximately one-third of the board of directors standing for election each year;

     - to alter or repeal the staggered board provision or other measures in the restated articles of incorporation and bylaws, the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all stock entitled to vote in the election of directors is required;

     - the unanimous vote of the board of directors or the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all stock entitled to vote in the election of directors is required to change the size of the board of directors; and

     - directors may only be removed for cause by holders of not less than two-thirds of the common stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

     Multi-Link has retained American Securities Transfer & Trust, Incorporated to serve as the transfer agent and registrar for the common stock and warrant agent for the warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

     On completion of this offering, Multi-Link will have 2,891,542 shares of common stock outstanding, assuming no warrants are exercised. If the underwriters' over-allotment option is exercised in full, 3,071,542 shares of common stock will be outstanding. Of these shares, the 1,200,000 shares of common stock sold in this offering and any shares sold by Multi-Link upon exercise of the underwriters' over-allotment option will be freely transferable by persons other than "affiliates" of Multi-Link as that term is defined under the Securities Act of 1933 without restriction or further registration.

     The remaining 1,691,542 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. All of such shares become eligible for sale under Rule 144 commencing 90 days after the date of this prospectus through November 1999. Pursuant to the terms of the underwriting agreement, the representative has required that the shares of common stock owned by officers, directors and the current shareholders may not be sold until at least 12 months from the date of this prospectus without its prior written consent. Of the shares owned by Nigel V. Alexander and Shawn B. Stickle, 200,000 shares are subject to an escrow arrangement and may, under certain circumstances, be released as late as seven years after the date of this prospectus. In the absence of agreements with the representative, the outstanding restricted common stock could be sold in accordance with Rule 144 as described above. See "Underwriting" for a more in depth description of the underwriting agreement.

     In general, under Rule 144 as currently in effect, a shareholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about Multi-Link. Rule 144(k) provides that a shareholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.

     In addition to the shares of common stock that are currently outstanding, a total of 300,000 shares of common stock have been reserved for issuance upon exercise of options granted under the stock option plan, under which options to acquire 165,000 shares of common stock at exercise prices of between $0.017 and $4.17 per share have been granted and are exercisable at various times through 2008 and options to purchase an additional 20,000 shares of Multi-Link's common stock at $6.00 per share have been granted and are exercisable until 2009. Ninety days after the date of this prospectus, Multi-Link plans to file a registration statement on Form S-8 to register the shares of common stock that have been reserved for issuance upon exercise of options granted under the stock option plan. Once registered, the shares of common stock issued upon exercise of such options will be freely tradable without restriction under the Securities Act 1933 except for shares held by an "affiliate" of Multi-Link, which shares will remain subject to certain restrictions. In addition, the representative has required all holders of options to agree not to sell, transfer, hypothecate or convey any shares of common stock issued upon exercise of stock options for a period of 13 months after the date hereof, except as specified below. Multi-Link may permit the sale from time to time of common stock issued upon exercise of stock options by persons who are not directors or officers of Multi-Link; provided that such sales shall not exceed an aggregate of 30,000 shares of common stock during the 13 month period after this offering. All sales of common stock issued upon exercise of stock options within the 13 month period must be made through the representative.

     Multi-Link also has outstanding warrants to purchase 133,500 shares of common stock that are not exercisable until November 17, 1999. These warrants are exercisable at a price of $5.00 per share as to 15,000 shares and at a price of $4.17 per share as to 118,500 shares. Multi-Link has agreed to register these shares of common stock for public resale.

     Multi-Link also has outstanding warrants to purchase 150,000 shares of common stock at a price of $4.17 per share. Multi-Link has agreed to register these shares of common stock for public resale.

     Multi-Link is unable to estimate the number of shares that may be sold in the future by the existing holders of shares of Multi-Link's common stock or holders of options or warrants that are outstanding or the effect, if any, that sales of shares of common stock by such persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by such persons could adversely affect the then prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Schneider Securities, Inc. is acting as the underwriters' representative, or "representative," have agreed to purchase from Multi-Link the number of units set forth opposite their names, and will purchase the units at the price to public less underwriting discount set forth on the cover page of this prospectus:

                                                                NUMBER
                        UNDERWRITER                            OF UNITS
                        -----------                            ---------
Schneider Securities, Inc...................................

                                                               ---------
          Total.............................................   1,200,000
                                                               =========

     The underwriting agreement provides that the underwriters' obligations are subject to conditions precedent and that the underwriters are committed to purchase all units offered hereby (other than those covered by the over-allotment option described below) if the underwriters purchase any such securities.

     The representative has advised Multi-Link that the underwriters propose to offer the units offered hereby directly to the public at the price to public set forth on the cover page of this prospectus, and that they may allow to certain dealers which are members of the National Association of Securities Dealers,
Inc., concessions not in excess of $          . After the initial public
distribution of the units is completed, the price of the shares of common stock and warrants may change as a result of market conditions. No change in such terms will change the amount of proceeds to be received by Multi-Link as set forth on the cover page of this prospectus. The representative has further advised Multi-Link that the underwriters do not intend to confirm sales to any accounts over which any of them exercises discretionary authority.

     Multi-Link has agreed to pay the representative a nonaccountable expense allowance of 3% of the aggregate public offering price of the units offered, including units sold on exercise of the over-allotment option, of which $45,000 has been previously paid to the representative. Multi-Link has also agreed to pay all expenses in connection with qualifying the units offered hereby for sale under the laws of such states as the representative may designate.

     Multi-Link has granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 180,000 additional units at the same price as the initial units offered. The underwriters may purchase the units solely to cover over-allotments, if any, in connection with the sale of the units offered hereby. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and gross proceeds to Multi-Link will be $8,280,000, $828,000 and $7,452,000, respectively.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock or warrants to be higher than they would otherwise be in the absence of such transactions.

     Neither Multi-Link nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or warrants. In addition, neither Multi-Link nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Multi-Link's officers, directors and shareholders owning 1% or more of the outstanding common stock (including derivative securities of Multi-Link), have agreed not to offer, sell or otherwise dispose of any shares of common stock or derivative securities of Multi-Link for a period of 13 months after the date of this prospectus without the prior written consent of the representative. All officers, directors and holders of 5% or more of the common stock of Multi-Link have further agreed not to offer, sell or otherwise dispose of any capital stock or derivative securities of Multi-Link through a "Regulation S" transaction for a minimum period of five years from the date of this prospectus without the prior written consent of the representative. Each of the shareholders of Multi-Link who owns less than 1% of the outstanding shares of common stock of Multi-Link has also agreed not to offer, sell or otherwise dispose of any shares of common stock for a period of 12 months after the date of this prospectus without the prior written consent of the representative. Collectively, these periods in which the common stock or derivative securities of Multi-Link cannot be offered, sold or otherwise disposed of, are referred to in this prospectus as the "lock-up period." The representative has no present intention to waive or shorten the lock-up period.

     Multi-Link will sell to the representative on completion of the offering, for a total purchase price of $100, the representative's option for the purchase of units entitling the representative or its assigns to purchase one unit for each 10 units sold to the public (excluding the units sold in the over-allotment option). The representative's option will be exercisable commencing one year from the date of this prospectus and will expire five years from such date. Two of the warrants included in the units underlying the representative's option will be exercisable to purchase one share of common stock at an exercise price of $9.00 per share during the three year term of the warrants. The representative's option will contain certain anti-dilution provisions and provide for the cashless exercise of the representative's option utilizing securities of Multi-Link (which may include the implicit value of the representative's option or warrants being surrendered). The exercise price of the representative's option to purchase units is 120% of the public offering price or $7.20 per unit.

     Multi-Link will set aside and at all times have available a sufficient number of securities to be issued upon exercise of the representative's option. The representative's option and underlying securities will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers, employees or partners. Thereafter, the representative's option and underlying units will be transferable provided such transfer is in accordance with the provisions of the Securities Act of 1933. Subject to certain limitations and exclusions, Multi-Link has agreed, at the request of representative, to register the common stock included in the units and underlying the warrants included in the units issuable upon exercise of the representative's option.

     Upon any solicited exercise of the warrants after one year from the date of this prospectus, Multi-Link will pay the representative a fee of 5% of the aggregate exercise price for warrant exercises if:

     - the market price of the common stock on the date the warrant is exercised is greater than the then exercise price of the warrant;

     - the exercise of the warrant was solicited by a member of the National Association of Securities Dealers, Inc. as designated in writing on the warrant certificate subscription form (provided that any request for exercise will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited and designates the broker-dealer to receive compensation);

     - the warrant is not held in a discretionary account;

     - disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrant; and

     - the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934.

A portion of the 5% fee may be reallowed by the representative to participating broker-dealers.

     Regulation M prohibits the representative from engaging in any market making activities with regard to Multi-Link's securities during the period commencing as of the date on which the representative becomes a participant in the solicitation of the exercise of warrants until the termination of such solicitation activity. As a result, the representative may be unable to make a market in Multi-Link's securities during certain periods while the warrants are exercisable.

     Multi-Link and the representative have entered into a non-exclusive agreement which provides that, if the representative arranges for the purchase or sale of substantially all of the assets of Multi-Link, or for a merger, consolidation or acquisition accepted by Multi-Link during the five-year period commencing on the date of this prospectus, the representative will receive a fee based on a sliding scale ranging from 5% of the first $1 million of consideration and decreasing to 3% of consideration in excess of $2 million.

     Multi-Link and the representative have entered into an agreement which provides that for a period of three years from the date of this prospectus, all public sales of Multi-Link's securities by officers, directors and shareholders of Multi-Link at the time of this prospectus shall be effected through or with the representative on an exclusive basis, provided that the representative offers the best price reasonably available. In addition, for a period of three years commencing two years from the date of this prospectus, in the case of private transactions in Multi-Link's common stock, such selling security holders specified above shall offer the representative the exclusive opportunity to purchase or sell the common stock on terms at least as favorable as the selling security holder can obtain elsewhere.

     For a period of five years after the date hereof, the representative has the right to have an observer attend meetings of Multi-Link's board of directors and receive the same compensation (excluding grants of options) and expenses paid to Multi-Link's directors.

     Prior to this offering, there has not been a public market for Multi-Link's securities. The public offering price of the units and the exercise price of the warrants has been determined by arms-length negotiation between Multi-Link and the representative. There is no direct relation between the offering price of the units and the assets, book value or net worth of Multi-Link. Among the factors considered by Multi-Link and the representative in pricing the units and in determining the exercise price of the warrants were the results of operations, the current financial condition and future prospects of Multi-Link, the experience of management, the amount of ownership to be retained by present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to Multi-Link.

     In connection with this offering, Multi-Link and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933 and if such indemnification is unavailable or insufficient, Multi-Link and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

                                 LEGAL MATTERS

     The validity of the common stock and warrants offered in this prospectus will be passed upon by Smith McCullough, P.C. Certain legal matters will be passed upon for the representative by Berliner Zisser Walter & Gallegos, P.C.

                                    EXPERTS

     The consolidated balance sheet of Multi-Link as of September 30, 1998 and the consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the year ended September 30, 1998 included in this prospectus have been included herein in reliance on the report of HEIN + ASSOCIATES LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

     The consolidated statements of operations and comprehensive income (loss), stockholder's equity and cash flows for the year ended September 30, 1997 and for the period from January 22, 1996 to September 30, 1996 included in this prospectus have been included herein in reliance on the report of James E. Scheifley & Associates, PC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

     With respect to the unaudited interim consolidated financial information for the three months ended December 31, 1997 and 1998, the independent certified public accountants have not audited such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

     On December 16, 1998, Multi-Link engaged HEIN & ASSOCIATES LLP as Multi-Link's principal independent accountant in place of James E. Scheifley & Associates, PC. On December 16, 1998, Multi-Link requested and received the resignation of James E. Scheifley & Associates, PC. There were no disagreements between Multi-Link and James E. Scheifley & Associates, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of James E. Scheifley & Associates, PC, would have caused James E. Scheifley & Associates, PC to make reference in its reports to the subject matter of such disagreements. The opinion of James E. Scheifley & Associates, PC on Multi-Link's consolidated financial statements for the fiscal year ended September 30, 1997, and for the period from January 22, 1996 to September 30, 1996 contained no adverse opinion or disclaimer of opinion, nor was such opinion qualified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by Multi-Link's board of directors.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-2
Consolidated Balance Sheets -- September 30, 1998 and
  December 31, 1998 (Unaudited).............................  F-4
Consolidated Statements of Operations and Comprehensive
  Income (Loss) -- For the Period from Inception (January
  22, 1996) to September 30, 1996, for the Years Ended
  September 30, 1997 and 1998, and for the Three Months
  Ended December 31, 1997 and 1998 (Unaudited)..............  F-5
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) -- For the Period from Inception (January 22,
  1996) to September 30, 1996, for the Years Ended September
  30, 1997 and 1998, and for the Three Months Ended December
  31, 1998 (Unaudited)......................................  F-6
Consolidated Statements of Cash Flows - For the Period from
  Inception (January 22, 1996) to September 30, 1996, for
  the Years Ended September 30, 1997 and 1998, and for the
  Three Months Ended December 31, 1997 and 1998
  (Unaudited)...............................................  F-7
Notes to Consolidated Financial Statements..................  F-8

                          INDEPENDENT AUDITOR'S REPORT

Shareholders and Board of Directors
Multi-Link Telecommunications, Inc. and Subsidiary
Denver, Colorado

     We have audited the accompanying consolidated balance sheet of Multi-Link Telecommunications, Inc. and subsidiary as of September 30, 1998 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multi-Link Telecommunications, Inc. and subsidiary as of September 30, 1998 and of the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Denver, Colorado
January 21, 1999, except for Note 4 for which the date is February 10, 1999

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Multi-Link Holdings, Inc. and Subsidiary

     We have audited the consolidated balance sheet of Multi-Link Holdings, Inc. and Subsidiary as of September 30, 1997 and 1996 and the accompanying related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year ended September 30, 1997 and the period from inception (January 22, 1996) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred in above present fairly, in all material respects, the financial position of Multi-Link Holdings, Inc. and Subsidiary as of September 30, 1997, and of the results of its operations and comprehensive loss and cash flows for the year ended September 30, 1997 and the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                            James E. Scheifley & Associates, PC
                                            Certified Public Accountants

Englewood, Colorado
February 13, 1998

                      MULTI-LINK TELECOMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1998
                                                              -------------   ------------
                                                                              (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................   $   555,852    $   188,574
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $46,563 and $43,438 (unaudited),
     respectively...........................................       104,284        198,042
  Note receivable...........................................            --        204,453
                                                               -----------    -----------
          Total current assets..............................       660,136        591,069
Property and Equipment, net.................................       683,966        688,844
Other Assets:
  Deferred financing and offering costs.....................       161,369        111,324
  Intangible assets, less amortization of $349,160 and
     $376,555 (unaudited), respectively.....................       241,244        286,580
                                                               -----------    -----------
          Total Assets......................................   $ 1,746,715    $ 1,677,817
                                                               ===========    ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................   $   153,432    $    33,123
  Accrued expenses..........................................       199,639         95,108
  Deferred revenue..........................................       161,431        148,876
  Notes payable -- related parties, current portion.........       421,167        179,916
  Notes payable and current portion of long-term debt.......       179,829        179,452
                                                               -----------    -----------
          Total current liabilities.........................     1,115,498        636,475
Notes Payable -- Related Parties, Less Current Portion......       247,807        113,570
Long-Term Debt, Less Current Portion........................     2,222,065      2,301,721
Commitments (Note 7)
Stockholders' Deficit:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; none issued................................            --             --
  Common stock, no par value; 20,000,000 shares authorized,
     1,570,152 and 1,691,542 (unaudited) shares issued and
     outstanding, respectively..............................       442,591        822,771
  Accumulated deficit.......................................    (2,281,246)    (2,196,720)
                                                               -----------    -----------
          Total stockholders' deficit.......................    (1,838,655)    (1,373,949)
                                                               -----------    -----------
          Total Liabilities and Stockholders' Deficit.......   $ 1,746,715    $ 1,677,817
                                                               ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)

                               FOR THE PERIOD
                               FROM INCEPTION
                             (JANUARY 22, 1996)     FOR THE YEARS ENDED      FOR THE THREE MONTHS ENDED
                                     TO                SEPTEMBER 30,                DECEMBER 31,
                               SEPTEMBER 30,      ------------------------   ---------------------------
                                    1996             1997          1998          1997           1998
                             ------------------   -----------   ----------   ------------   ------------
                                                                             (UNAUDITED)
Net Revenues...............      $  221,824       $ 1,154,161   $1,859,276    $  413,046     $  512,714
Cost of Services and
  Products.................          82,572           348,413      371,391        92,933         95,994
                                 ----------       -----------   ----------    ----------     ----------
Gross Margin...............         139,252           805,748    1,487,885       320,113        416,720
Operating Expenses:
  Sales and advertising....         306,979           692,247      155,270       114,547         10,017
  General and
     administrative........         313,957           847,807      742,527       190,385        169,954
  Depreciation.............          30,263            61,943       80,513        20,368         21,694
  Amortization.............           2,916             5,000       41,674         1,250         27,395
  Impairment of goodwill...         299,570                --           --            --             --
                                 ----------       -----------   ----------    ----------     ----------
          Total operating
            expenses.......         953,685         1,606,997    1,019,984       326,550        229,060
                                 ----------       -----------   ----------    ----------     ----------
Income (Loss) from
  Operations...............        (814,433)         (801,249)     467,901        (6,437)       187,660
  Interest Income
     (Expense), net........         (60,749)         (437,198)    (635,518)     (137,656)      (103,134)
                                 ----------       -----------   ----------    ----------     ----------
Net Income (Loss) and
  Comprehensive Income
  (Loss)...................      $ (875,182)      $(1,238,447)  $ (167,617)   $ (144,093)    $   84,526
                                 ==========       ===========   ==========    ==========     ==========
Net Income (Loss) Per
  Common Share:
  Basic....................      $     (.71)      $      (.89)  $     (.11)   $     (.10)    $      .05
                                 ==========       ===========   ==========    ==========     ==========
  Diluted..................      $     (.71)      $      (.89)  $     (.11)   $     (.10)    $      .05
                                 ==========       ===========   ==========    ==========     ==========
Weighted Average Common
  Shares Outstanding:
  Basic....................       1,229,640         1,392,568    1,496,905     1,490,698      1,632,325
                                 ==========       ===========   ==========    ==========     ==========
  Diluted..................       1,229,640         1,392,568    1,496,905     1,490,698      1,750,020
                                 ==========       ===========   ==========    ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM INCEPTION (JANUARY 22, 1996) TO SEPTEMBER 30, 1996,
              FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998, AND
            FOR THE THREE MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

                                                   COMMON STOCK
                                               --------------------   ACCUMULATED
                                                SHARES      AMOUNT      DEFICIT        TOTAL
                                               ---------   --------   -----------   -----------
Balances, January 22, 1996...................         --   $     --   $        --   $        --
  Common stock for cash......................  1,200,000     10,000            --        10,000
  Common stock issued for services...........     61,200      1,020            --         1,020
  Net loss...................................         --         --      (875,182)     (875,182)
                                               ---------   --------   -----------   -----------
Balances, September 30, 1996.................  1,261,200     11,020      (875,182)     (864,162)
  Common stock issued for services...........     92,810     14,191            --        14,191
  Common stock issued for loans..............    136,688     23,940                      23,940
  Net loss...................................         --         --    (1,238,447)   (1,238,447)
                                               ---------   --------   -----------   -----------
Balances, September 30, 1997.................  1,490,698     49,151    (2,113,629)   (2,064,478)
  Warrants issued for loans..................         --     73,440            --        73,440
  Common stock issued in exchange for debt...     79,454    320,000            --       320,000
  Net loss...................................         --         --      (167,617)     (167,617)
                                               ---------   --------   -----------   -----------
Balances, September 30, 1998.................  1,570,152    442,591    (2,281,246)   (1,838,655)
  Common stock issued for private placement
     (unaudited).............................    141,600    350,901            --       350,901
  Common stock issued in exchange for debt
     (unaudited).............................      8,400     35,000            --        35,000
  Shares repurchased (unaudited).............    (28,610)    (5,721)           --        (5,721)
  Net income (unaudited).....................         --         --        84,526        84,526
                                               ---------   --------   -----------   -----------
Balances, December 31, 1998 (Unaudited)......  1,691,542   $822,771   $(2,196,720)  $(1,373,949)
                                               =========   ========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FOR THE
                                                        PERIOD FROM
                                                         INCEPTION                                      FOR THE THREE
                                                       (JANUARY 22,       FOR THE YEARS ENDED           MONTHS ENDED
                                                         1996) TO            SEPTEMBER 30,              DECEMBER 31,
                                                       SEPTEMBER 30,   -------------------------   -----------------------
                                                           1996           1997          1998          1997         1998
                                                       -------------   -----------   -----------   -----------   ---------
                                                                                                         (UNAUDITED)
Cash Flows From Operating Activities:
  Net income (loss)..................................    $(875,182)    $(1,238,447)  $  (167,617)   $(144,093)   $  84,526
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
    Depreciation and amortization....................       33,179          66,943       122,187       21,618       49,089
    Impairment of goodwill...........................      299,570              --            --           --           --
    Amortization of debt discount and issuance
      costs..........................................           --              --            --           --        7,175
    Common stock issued for services and loans.......        1,020          38,131            --           --           --
    Bad debt expense.................................        8,929          64,038        95,299       23,850       25,514
  Changes in operating assets and liabilities:
    (Increase) decrease in:
      Accounts receivable............................      (30,680)       (186,647)      (49,190)      (2,771)    (103,093)
      Deferred factoring costs and other
         prepayments.................................      (52,709)        (54,871)      107,492       18,948      (16,179)
    Increase (decrease) in:
      Accounts payable...............................      157,519         305,494       (63,449)      17,107     (120,309)
      Accrued expenses...............................       55,209          49,128      (214,471)     (41,453)    (104,531)
      Deferred revenue...............................       36,177         (40,559)       60,318       (8,235)     (12,555)
                                                         ---------     -----------   -----------    ---------    ---------
    Net cash used in operating activities............     (366,968)       (966,790)     (109,431)    (115,029)    (190,363)
Cash Flows From Investing Activities:
  Purchase of subscriber accounts....................           --              --      (265,834)          --      (72,731)
  Sale (purchase) of fixed assets....................          800         (38,446)           --           --      (26,572)
  Advance of note receivable.........................           --              --            --           --     (204,453)
                                                         ---------     -----------   -----------    ---------    ---------
    Net cash provided by (used in) investing
      activities.....................................          800         (38,446)     (265,834)          --     (303,756)
Cash Flows From Financing Activities:
  Debt issue costs...................................           --              --       (70,154)          --           --
  Offering costs.....................................           --              --       (91,215)          --     (192,557)
  Payment of related party notes payable.............      (14,472)       (364,035)   (1,546,938)    (383,567)    (448,594)
  Advances under related party notes payable.........      325,817       1,342,913     1,673,641      555,253       79,283
  Advances under notes payable.......................       80,000          36,241     1,197,215        5,971      150,000
  Payment of notes payable...........................      (12,500)        (15,580)     (248,412)     (60,140)     (45,570)
  Repurchase of outstanding shares...................           --              --            --           --       (5,721)
  Proceeds from issuance of common stock.............       10,000              --            --           --      590,000
                                                         ---------     -----------   -----------    ---------    ---------
    Net cash provided by financing activities........      388,845         999,539       914,137      117,517      126,841
Increase (Decrease) in Cash and Cash Equivalents.....       22,677          (5,697)      538,872        2,488     (367,278)
Cash and Cash Equivalents, at beginning of period....           --          22,677        16,980       16,980      555,852
                                                         ---------     -----------   -----------    ---------    ---------
Cash and Cash Equivalents, at end of period..........    $  22,677     $    16,980   $   555,852    $  19,468    $ 188,574
                                                         =========     ===========   ===========    =========    =========
Supplemental Schedule of Cash Flow Information:
Cash paid for interest...............................    $  73,508     $   298,331   $   652,199    $  59,381    $ 125,041
                                                         =========     ===========   ===========    =========    =========
Cash paid for taxes..................................    $      --     $        --   $        --    $      --    $      --
                                                         =========     ===========   ===========    =========    =========
Equipment acquired through capital leases............    $  17,465     $    14,295   $        --    $      --    $      --
                                                         =========     ===========   ===========    =========    =========
Equipment acquired through debt......................    $ 281,050     $   475,444   $    23,016    $      --    $      --
                                                         =========     ===========   ===========    =========    =========
Conversion of notes payable to equity................    $      --     $        --   $   320,000    $      --    $  35,000
                                                         =========     ===========   ===========    =========    =========
Fair value of warrants granted for loans.............    $      --     $        --   $    73,440    $      --    $      --
                                                         =========     ===========   ===========    =========    =========
Liabilities assumed in business combination accounted
  for as a purchase..................................    $ 315,485     $        --   $        --    $      --    $      --
                                                         =========     ===========   ===========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations -- Multi-Link Telecommunications, Inc. (Telecommunications) was incorporated in the state of Colorado in January 1996 under the name Multi-Link Holdings, Inc. Multi-Link Holdings, Inc. was renamed Multi-Link Telecommunications, Inc. in May 1998. On February 15, 1996, Telecommunications acquired 97.5% of the issued common stock of Voice Services, Inc., a Colorado corporation. Voice Services Inc. was renamed Multi-Link Communications, Inc. (Communications) in April 1996. In May 1996, Communications purchased a Glenayre Modular Voice Processor and launched a new range of custom designed voice and fax messaging products targeted at business users in the Denver and Boulder local calling areas.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Telecommunications and its 97.5% owned subsidiary, Communications (collectively the "Company"). All significant intercompany transactions and accounts have been eliminated. As a result of the stockholders' deficiency in Communications, the minority interest currently has no book value.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash and highly liquid debt instruments with original maturities of less than three months.

     Property and Equipment -- Property and equipment acquired on the purchase of Communications have been stated at fair value. Otherwise, property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight -- line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

          Computer equipment      --  3 years
          Motor vehicles          --  3 years
          Plant and equipment     --  3 years
          Voice messaging
            equipment             -- 15 years

     Intangible Assets -- Direct and incremental external costs associated with the acquisition of subscriber accounts are capitalized. The Company's personnel and related support costs incurred in support of acquiring and transitioning subscriber accounts are expensed as incurred. Costs related to the sales and marketing for subscriber accounts internally generated are expensed as incurred. Through December 1997, all subscriber accounts were internally generated and, accordingly, sales and marketing costs were expensed as incurred. Beginning January 1998, the Company acquired its subscriber accounts primarily through independent, third-party sales organizations and, accordingly, these direct and incremental costs have been capitalized.

     The costs of capitalized subscriber accounts acquired are amortized on a straight-line basis over the lesser of 3 years or the estimated economic life of the subscriber account.

     Goodwill represents the excess of the purchase price over the value of net assets/liabilities acquired in business acquisitions accounted for as a purchase. Goodwill is amortized over 5 years on a straight-line basis.

     Deferred Financing, Discount on Long-Term Debt, and Offering Costs -- Costs incurred with respect to the Company's factoring facility have been capitalized and are amortized over the twelve month term of a customer contract using the straight line method, which approximates the interest rate method.

     Costs incurred with respect to the Company's debt financing have been capitalized and are amortized over the respective lives of associated debt using the straight-line method, which approximates the interest rate method.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

     Fair value of warrants issued with respect to the Company's debt financing is treated as a discount to the respective debt and amortized over the term of the loan.

     Deferred offering costs, totaling $91,714 at September 30, 1998, were offset against the proceeds of a private offering completed during the three months ended December 31, 1998. As of December 31, 1998, the Company has incurred $40,820 of deferred offering costs relating to a proposed public offering (see Note 10). These costs will be offset against the offering proceeds if it is successfully completed or otherwise will be expensed.

     Impairment of Long-Lived and Intangible Assets -- In the event that facts and circumstances indicate that the cost of long-lived and intangible assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     Concentration of Credit Risk and Significant Vendors -- Concentration of credit risk is limited to trade accounts receivable and notes receivable. The nature of the Company's business is such that no single customer represents more than 2% of net accounts receivable. The Company does not require collateral or other security to support customer's receivables but conducts periodic reviews of customer payment practices to minimize collection risk on trade accounts receivable. Allowances are maintained for potential credit losses and such losses have been within management's expectations.

     At December 31, 1998, the note receivable was from one corporation, totaled $204,453, and was uncollateralized. The note was repaid in full during February 1999.

     The Company currently uses services provided by US West for interconnection to the public telephone network. There are other local telephone companies which could provide the Company with a similar interconnection. However, in the event that US West was to experience difficulties in providing the Company with interconnection in its present configuration, it could materially adversely affect the Company's business in the short-term. An appropriate time period would be required to enable the Company to establish a new interconnection to the public telephone network.

     During the year ended September 30, 1998, the Company began using independent agents to obtain new subscriber accounts. One agent accounted for approximately 45% of the Company's new revenue growth during the fiscal year 1998 which represents a cumulative monthly revenue of approximately $37,000.

     Financial Instruments -- The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of note receivable, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of notes payable approximates their carrying value as generally their interest rates reflect the Company's current effective annual borrowing rate.

     Income Taxes -- The Company currently accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

     Deferred Revenue and Revenue Recognition -- Revenues are recognized at the time services are performed or products are delivered, net of refunds. Deferred revenues primarily represent customer prepayments which are recognized as income when earned.

     Comprehensive Income (Loss) -- Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for all periods presented in these financial statements.

     Income (Loss) Per Share -- The income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for fiscal 1996, 1997, and 1998 as the Company had losses from operations and, therefore, the effect of all additional potential common stock was antidilutive. During the three months ended December 31, 1998, included in diluted EPS are common equivalent shares outstanding totaling 117,695, determined using the treasury stock method consisting of stock options and warrants.

     Stock-Based Compensation -- In fiscal 1997, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by SFAS No. 123 for employees, and is subject only to the disclosure requirements prescribed by SFAS No. 123.

     Use of Estimates -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     Recently Issued Accounting Pronouncements -- SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for the Company's financial statements for the year ended September 30, 2001 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

     SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued in February 1998. This statement revises the disclosure requirement for pensions and other postretirement benefits. This statement is effective for the Company's financial statements for the year ended September 30, 1999 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued in June 1997. This statement establishes standards for the way public business enterprises report information about operating segments. It also establishes standards for related disclosure about products and services, geographical areas and major customers. This statement is effective for the Company's financial statements for the year ended September 30, 1999 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

     Unaudited Information -- The consolidated balance sheet as of December 31, 1998 and the consolidated statements of operations for the three-month period ended December 31, 1997 and 1998 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of December 31, 1998 and the results of operations for the three months ended December 31, 1997 and 1998.

     Reclassifications -- Certain reclassifications have been made so that the financial statements for the period from inception (January 22, 1996) to September 30, 1996 and the year ended September 30, 1997 conform to the presentation adopted in fiscal 1998. The reclassifications had no effect on net income (loss).

2. ACQUISITION:

     On February 15, 1996, Telecommunications acquired 97.5% of the common stock of Communications for $140,000. The Company used the purchase method to account for this acquisition. The results of Communications have been included in Telecommunications' consolidated statements of operation from the date of acquisition. The excess of the total acquisition costs and related fees over the fair market value of the net liabilities acquired totaling $324,570 has been recorded as goodwill which, is being amortized over a five-year period on a straight-line basis. Effective September 30, 1996, the Company recognized an impairment of goodwill totaling $299,570, as a result of management's re-evaluation of the acquired technology, customer base and anticipated future cash flows.

3. PROPERTY AND EQUIPMENT:

     Property and equipment comprise the following as of September 30, 1998:

Computer equipment..........................................   $  79,980
Motor vehicles..............................................      17,426
Plant and equipment.........................................       2,905
Voice messaging equipment...................................     756,374
                                                               ---------
                                                                 856,685
Accumulated depreciation....................................    (172,719)
                                                               ---------
                                                               $ 683,966
                                                               =========

4. NOTE RECEIVABLE:

     In November 1998, Communications entered into a $250,000 line-of-credit agreement with one of the Company's independent agents. As of December 31, 1998, the amount drawn on the line-of-credit was $204,453. During February 1999, all outstanding principal and accrued interest was paid and the line-of-credit was terminated.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

5. INTANGIBLE ASSETS:

     Intangible assets comprise the following as of September 30, 1998:

Goodwill....................................................   $ 324,570
Subscriber accounts.........................................     265,834
                                                               ---------
                                                                 590,404
Amortization................................................    (349,160)
                                                               ---------
                                                               $ 241,244
                                                               =========

6. NOTES PAYABLE AND LONG-TERM DEBT:

     Notes payable and long-term debt consist of the following as of September 30, 1998:

     Related Parties:

Note payable to a stockholder (previously the Company's
  factor) with interest at 15% until September 30, 1999,
  then increasing to 25%. Repayment of principal is required from net proceeds of all subsequent debt and equity
  financing until the balance is repaid in full. Interest is payable monthly and principal payments of $25,000 begin
  October 30, 1999 and continue until the balance is repaid
  in full. This note is collateralized by all the assets of
  the Company with the personal guarantees of certain
  officers/directors/stockholders and is subordinated to the
  Westburg Loan (see other notes payable). During the three
  months ended December 31, 1998, the Company made $374,237
  of principal and interest payments from the private
  placement which occurred in November 1998. The Company
  also issued warrants for the purchase of 36,000 shares of
  common stock to the lender as consideration for converting
  part of the loan to equity (see Note 8)...................   $ 547,807
Notes payable to an entity owned by a stockholder/director
  of the Company with 10% interest, payable on demand. This
  note is unsecured.........................................      43,923
Notes payable to a stockholder/director of the Company, with
  10% interest, payable on demand. This note is unsecured...      77,244
                                                               ---------
                                                                 668,974
Less current portion........................................    (421,167)
                                                               ---------
                                                               $ 247,807
                                                               =========

     Total interest expense to these related parties for the period from inception (January 22, 1996) to September 30, 1996, for the years ended September 30, 1997 and 1998 and for the three months ended December 31, 1997 and 1998 was $17,844, $255,446, $376,344, $101,159, and $17,008, respectively.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

     Other:

Communications has entered into various loan agreements to purchase motor vehicles, computer and voice messaging equipment The loans require varying monthly payments and mature through June 2003. Interest is charged at rates between 12.5% and 13.9%. The loans are collateralized by the underlying assets and are personally guaranteed by certain officers/directors/stockholders of the Company
 ........................................................................   $  621,308
Note payable to a commercial lender (the Westburg Loan) with interest charged at 3% above prime (11.25% as of September 30, 1998) monthly payments of interest only through September 1999 after which date monthly principal and interest payments are to be made on the basis of a 10-year amortization with all unpaid principal and accrued interest due October 2003. Certain officers/directors/ stockholders have pledged 960,000 shares of their common stock as collateral for the loan. Additionally, this note is collateralized by all the assets of the Company and guaranteed by certain officers/directors/stockholders of the Company. The Westburg Loan is a $2,100,000 term credit facility of which $1,800,000 and $1,950,000 have been drawn as of September 30,
  1998 and December 31, 1998, respectively. Under the terms of the
  Westburg Loan, the Company is required to maintain certain financial ratios and has certain other restrictions including limits on total indebtedness, payment of dividends, and capital expenditures. As of
  September 30, 1998, the Company was not in compliance with the debt ratio covenant and received a waiver from Westburg. The Company was in compliance with all debt covenants as of December 31, 1998. The
  Company also issued warrants for the purchase of 150,000 shares of common stock with a fair value of $73,440 to the lender as consideration for the loan. The estimated fair value of the warrants is treated as a discount on the long-term debt and is being amortized over the 5-year term of the loan.
            Face value......................................  $1,800,000
            Unamortized discount............................     (73,440)
                                                              ----------
                                                                            1,726,560
Note payable to a private individual with interest charged at 15% which was unsecured and which was due to mature June 30, 1999. The principal
  balance was converted to equity in November 1998......................       35,849
Other...................................................................       18,177
                                                                           ----------
                                                                            2,401,894
Less current portion....................................................     (179,829)
                                                                           ----------
                                                                           $2,222,065
                                                                           ==========

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

     Principal payments on the above obligations at September 30, 1998, net of the discount on the Westburg Loan, are due as follows:

                                                              RELATED
                                                              PARTIES      OTHER
                                                              --------   ----------
1999........................................................  $421,167   $  179,829
2000........................................................   247,807      248,460
2001........................................................        --      273,756
2002........................................................        --      233,977
2003........................................................        --      153,376
Thereafter..................................................        --    1,312,496
                                                              --------   ----------
                                                              $668,974   $2,401,894
                                                              ========   ==========

7. COMMITMENTS:

     The Company leases certain equipment under lease agreements classified as operating leases. Minimum future equipment rental payments are as follows:

1999......................................................   $ 8,575
2000......................................................     7,664
2001......................................................     6,535
2002......................................................     4,635
2003......................................................     1,545
                                                             -------
                                                             $28,954
                                                             =======

     The Company leases its office facility for monthly payments of $2,200 and intends to vacate this facility and lease a new facility in 1999.

     Rent expense for the period from inception (January 22, 1996) to September 30, 1996, for the years ended September 30, 1997 and 1998 and for the three months ended December 31, 1997 and 1998 was $12,655, $18,150, $20,712, $5,134,
and $6,501, respectively.

8. STOCKHOLDERS' EQUITY:

     Preferred Stock -- The Company has the authority to issue 5,000,000 shares of preferred stock. The Board of Directors has the authority to issue such preferred stock in series and determine the rights and preferences of the shares.

     Common Stock -- During 1997, the Company declared a 200 for 1 stock split. The Company also declared a 3 for 5 reverse stock split effective in February 1999. Accordingly, all amounts for common stock reflected in the financial statements and accompanying notes reflect the effect of these splits.

     Warrants -- During fiscal 1998, the Company issued warrants for the purchase of 36,000 shares of common stock to an entity in consideration for converting part of its debt with the Company into 72,000 shares of common stock. These warrants expire May 2000 and as of December 31, 1998, were exercisable at $8.33 per share. Effective February 1999, these warrants were repriced at $4.17 per share.

     During the year ended September 30, 1998, the Company issued a warrant for the purchase of 150,000 shares of common stock to the lender in consideration for advancing the Westburg Loan (see Note 6). The expiration date of the warrants will be earlier of (i) the date all amounts are repaid under the Westburg loan, (ii) the date of the sale of the Company or substantially all of its assets, or (iii) the

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

effective date of a registration statement filed under the Securities Act in connection with a $5,000,000 or greater firm commitment underwriting for common stock of the Company. These warrants are exercisable at $4.17 per share.

     In connection with the private placement and debt conversion in November 1998, the Company issued warrants to purchase 75,000 shares of common shares which, as of December 31, 1998, were exercisable at $8.33 per share. Effective February 1999, these warrants were repriced at $4.17 per share. The warrants expire in May 2000 and are redeemable under certain circumstances by the Company.

     In November 1998, the placement agent of the private placement was issued warrants to purchase 15,000 and 7,500 shares of common stock at $5 and $4.17 per share, respectively. The warrants are exercisable under the same terms as the warrants issued in the private placement. The placement agent options are exercisable after November 1999 and expire in November 2003.

     Stock Options -- In 1997, the Company adopted a stock option plan (the "Plan") that authorizes the issuance of up to 300,000 shares of common stock. Pursuant to the Plan, the Company may grant "incentive stock options" (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) or "nonqualified stock options."

     Incentive and nonqualified stock options shall be granted at fair market value, to be determined by the Board of Directors, at the date of grant (except for holders of more than 10% of common stock, in which case the exercise price must be at least 110% of the fair market value at the date of grant for incentive stock options). The term of the options shall not exceed ten years and the vesting date is determined by the Board of Directors. As of September 30, 1998, the Company had granted options under the Plan to purchase 164,295 shares, of which no options have been exercised and 9,630 have been forfeited or canceled.

     The following is a table of activity under the Plan:

                                                         1997                   1998
                                                 --------------------   --------------------
                                                             WEIGHTED               WEIGHTED
                                                             AVERAGE                AVERAGE
                                                  NUMBER     EXERCISE    NUMBER     EXERCISE
                                                 OF SHARES    PRICE     OF SHARES    PRICE
                                                 ---------   --------   ---------   --------
Outstanding, beginning of year.................        --     $  --      101,355     $ .105
  Granted:
     Employees and others......................        --        --       25,200      2.450
     Employees and others......................        --        --       35,490      4.167
     Employees.................................    72,000      .017           --         --
     Employees.................................    13,110      .167           --         --
     Employees.................................    18,495      .417           --         --
  Forfeited/Canceled...........................    (2,250)     .220       (7,380)      .943
                                                  -------     -----      -------     ------
Outstanding, end of year.......................   101,355     $.105      154,665     $1.384
                                                  =======     =====      =======     ======

     For all options granted during fiscal 1997 and 1998, the weighted average market price of the Company's common stock on the grant date was approximately equal to the weighted average exercise price. Because the shares are not registered and publicly traded, for the purpose of pricing the grants, the fair market value of the Company's common stock is determined by the Company's management and the Board of Directors.

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

     The weighted average contractual life for all options as of September 30, 1998 was approximately 9 years, with the exercise prices ranging from $.017 to $4.167. At September 30, 1998, options for 12,015 shares were exercisable and options for the remaining shares become exercisable pro rata through fiscal 2000. If not previously exercised, options outstanding at September 30, 1998, will expire as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                               NUMBER      EXERCISE
FISCAL YEAR                                                   OF SHARES     PRICE
-----------                                                   ---------    --------
  2007......................................................    72,000      $ .017
  2007......................................................     7,410        .167
  2007......................................................    16,605        .417
  2008......................................................    23,580       2.450
  2008......................................................    35,070       4.166
                                                               -------      ------
                                                               154,665      $1.384
                                                               =======      ======

     On December 31, 1998, the Company issued a total of 10,335 options at an exercise price of $6.00 per share to employees of the Company and others.

     The Company will issue options for the purchase of 20,000 shares of common stock at an exercise price of $6.00 per share to two independent directors of the Company if the public offering is successful (see Note 10).

     Pro Forma Stock-Based Compensation Disclosures -- The Company applies APB Opinion 25 and related interpretations in accounting for its stock options which are granted to employees. Accordingly, no compensation cost has been recognized for grants of options to employees since the exercise prices were not less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of FAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amount indicated below.

                                                                   YEARS ENDED
                                                                  SEPTEMBER 30,
                                                             ------------------------
                                                                1997          1998
                                                             -----------    ---------
Net loss applicable to common shareholders:
  As reported..............................................  $(1,238,447)   $(167,617)
  Pro forma................................................   (1,239,410)    (184,033)
Net loss per common share, basic and diluted:
  As reported..............................................  $      (.89)   $    (.11)
  Pro forma................................................         (.89)        (.12)

     For purposes of this disclosure, the weighted average fair value of the options granted was $.033 and $1.117 in fiscal 1997 and 1998, respectively. The fair value of each employee option granted in fiscal year

                      MULTI-LINK TELECOMMUNICATIONS, INC.

          (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1998 IS UNAUDITED)

1997 and 1998, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                               YEARS ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              1997    1998
                                                              ----    -----
Expected volatility.........................................     0%      0%
Risk-Free interest rate.....................................   6.5%    5.6%
Expected dividends..........................................    --      --
Expected terms (in years)...................................     4       4

9. INCOME TAXES:

     The Company's actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows:

                                                          PERIOD FROM
                                                           INCEPTION
                                                       (JANUARY 22, 1996)    YEARS ENDED
                                                               TO           SEPTEMBER 30,
                                                         SEPTEMBER 30,      -------------
                                                              1996          1997    1998
                                                       ------------------   -----   -----
Statutory rate.......................................        (34.0)%        (34.0)% (34.0)%
State income taxes, net of Federal income tax
  benefit............................................         (3.3)%         (3.3)%  (3.3)%
Increase (reduction) in valuation allowance related
  to of net operating loss carryforwards and change
  in temporary differences...........................         37.3%          37.3%   37.3%
                                                             -----          -----   -----
                                                               -0-%           -0-%    -0-%
                                                             =====          =====   =====

     The components of the net deferred tax asset recognized as of September 30 are as follows:

                                                         1996       1997       1998
                                                       --------   --------   --------
Long-term deferred tax assets (liabilities):
  Net operating loss carryforwards...................  $300,000   $740,000   $756,000
  Goodwill...........................................   107,000     99,000     96,000
  Capitalized subscriber accounts....................        --         --    (86,000)
  Other..............................................        --         --    (45,000)
  Valuation allowance................................  (407,000)  (839,000)  (721,000)
                                                       --------   --------   --------
          Net long-term deferred tax asset...........  $     --   $     --   $     --
                                                       ========   ========   ========

     The Company currently has a net operating loss carryforward for Federal tax purposes of approximately $2,025,000, which, unless utilized, expires from 2011 through 2018. Certain of the loss carryforwards will be subject to restrictions upon completion of the public offering (see Note 10).

10. INITIAL PUBLIC OFFERING:

     Letter of Intent for a Public Offering -- The Company is preparing for a public offering consisting of 1,200,000 units to provide gross proceeds to the Company of approximately $7,200,000. The Company anticipates that the offering price will be $6.00 per unit. Each unit will consist of one share of common stock and one common stock purchase warrant. Two warrants will allow the holder to purchase one share of common stock at an exercise price of 150% of the offering price for a period of three years after the date of the offering. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price of the common stock for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds 125% of the exercise price. The representative of the underwriters has a 45-day option (over-allotment option) to purchase up to 180,000 units at the offering price. The Company will also sell to the representative of the underwriters at the close of the public offering warrants, at a total purchase price of $100, to purchase 120,000 units. The underwriters warrants will be exercisable for four years beginning one year after the effective date of the registration statement at 120% of the offering price. The letter of intent is subject to change and cancellation by either party.

             ------------------------------------------------------
             ------------------------------------------------------

  MULTI-LINK HAS NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY UNITS IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

SECTION                                 PAGE
-------                                 ----
Prospectus Summary...................     1
Risk Factors.........................     4
Additional Information...............     9
Use of Proceeds......................    10
Dividend Policy......................    11
Dilution.............................    11
Capitalization.......................    12
Selected Consolidated Financial
  Data...............................    13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    14
Business.............................    21
Management...........................    27
Principal Stockholders...............    34
Description of Securities............    36
Shares Eligible for Future Sale......    38
Underwriting.........................    40
Legal Matters........................    43
Experts..............................    43
Index to Financial Statements........   F-1

  UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                   MULTI-LINK
                            TELECOMMUNICATIONS, INC.

                             "KEEPING YOU IN TOUCH"
                               [MULTI-LINK LOGO]

                                1,200,000 Units
                              --------------------

                                   PROSPECTUS
                              --------------------
                           SCHNEIDER SECURITIES, INC.
                                           , 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     Section 7-109-102 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     Article V.A. of Multi-Link's Restated Articles of Incorporation, filed as
Exhibit 3.1, hereto, provides that Multi-Link shall indemnify, to the maximum extent permitted by law, any person who is or was a director or officer of Multi-Link, and may indemnify any other person, against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Multi-Link's request. Multi-Link shall further have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification, advance expenses to persons indemnified by Multi-Link, and provide indemnification to any person by general or specific action of the board of directors, the bylaws of Multi-Link, contract or otherwise.

     Article V.B. of Multi-Link's Restated Articles of Incorporation, filed as
Exhibit 3.1, hereto, provides that no director of Multi-Link shall have any personal liability to Multi-Link or its shareholders for monetary damages for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to Multi-Link or to its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to Multi-Link or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) voting for or assenting to a distribution which, after giving effect to the distribution, would result in (a) Multi-Link not being able to pay its debts as they become due, or (b) Multi-Link's total assets being less than the sum of its total liabilities plus amounts needed to satisfy preferential rights upon dissolution of Multi-Link, but only if it is established that the director did not perform his duties in good faith, with the care of an ordinary prudent person in a like position under similar circumstances, and in a manner he believed to be in the best interests of Multi-Link, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of this paragraph; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Article V.B. also provides that if the Colorado Business Corporation Act is amended or superseded and such amendment or superseding statute eliminates or limits further, or allows Multi-Link to eliminate or limit further, the liability of a director, then in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended, or such superseding statute. Nothing contained in Article V.B. is to be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

     Section 8(b) of the form of underwriting agreement filed as Exhibit 1.1 hereto provides that the underwriter agrees to indemnify and hold harmless Multi-Link, each director of Multi-Link, each officer of Multi-Link who has signed the registration statement, each other person, if any, who controls Multi-Link within the meaning of Section 15 of the Securities Act of 1933 or
Section 20(a) of the Securities

Exchange Act of 1934 with respect to statements or omissions, if any, made in any preliminary prospectus, the registration statement or the prospectus, or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information furnished to Multi-Link with respect to the underwriters, by or on behalf of the underwriters expressly for inclusion in any such document. Section 8(c) provides for contribution in circumstances where the indemnity provisions are unavailable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC Registration Fee........................................   $  4,421
NASD Filing Fee.............................................   $  2,090
Nasdaq SmallCap Market Filing Fee...........................   $ 10,000
Accounting Fees and Expenses................................   $ 50,000*
Legal Fees and Expenses.....................................   $ 80,000*
Blue Sky Fees and Expenses..................................   $ 20,000*
Representative's Non-Accountable Expense Allowance..........   $216,000*
Printing, Freight and Engraving.............................   $ 80,000*
Miscellaneous...............................................   $ 11,489*
                                                               --------
          Total.............................................   $474,000*
                                                               ========

---------------

 *  Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following is information as to all securities of Multi-Link sold by Multi-Link within the past three years which were not registered under the Securities Act of 1933, as amended ("1933 Act").

     (a) In January 1996, Multi-Link issued 600,000 shares of its common stock to each of Octagon Strategies, Inc. and Shawn B. Stickle for $0.0083 per share. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such persons represented to Multi-Link that they acquired the shares for their own account and not with a view to distribution and that they had available to them all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (b) In May 1996, Multi-Link issued 61,200 shares of its common stock to CS Capital Corp. as an equity addition to a $500,000 factoring facility. Multi-Link issued the shares in reliance upon the exemption from registration provided by
Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (c) In January 1997, Multi-Link issued 61,200 shares of its common stock to Telemessaging Services, Inc. for consulting services. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (d) In January 1997, Multi-Link issued 26,640 shares of its common stock to Harbour Settlement as an equity addition to a $60,000 loan. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (e) In January 1997, Multi-Link issued 13,320 shares of its common stock to Ron Stickle as an equity addition to a $25,000 loan. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such person represented to Multi-Link that he acquired the shares for his own account and not with a view to distribution and that he had available to him all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (f) In January 1997, Multi-Link issued 68,118 shares of its common stock to CS Capital Corp. as an equity addition to a $250,000 loan. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (g) In June 1997, Multi-Link issued 28,610 shares of its common stock to CS Capital Corp. as an equity addition to a $300,000 loan. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (h) In July 1997, Multi-Link issued 3,000 shares of its common stock to David E. Peri for consulting services. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such person represented to Multi-Link that he acquired the shares for his own account and not with a view to distribution and that he had available to him all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (i) In July 1997, Multi-Link issued 28,610 shares of its common stock to Corporate Finance Group, Inc. for corporate finance and other consulting services. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction. The 28,610 shares of common stock were repurchased by Multi-Link in November 1998.

     (j) In January 1998, Multi-Link issued 7,454 shares of its common stock to Robert and Lynne Williams on conversion of a $20,000 loan. Multi-Link issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such persons represented to Multi-Link that they acquired the shares for their own account and not with a view to distribution and that they had available to them all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (k) In September 1998, Multi-Link issued warrants to purchase 150,000 of its common stock at an exercise price of $4.17 per share to Westburg Media Capital LLP in connection with a $2,100,000 term credit facility furnished by Westburg to Multi-Link. The expiration date of the warrants is the earlier of
(i) the date all amounts are repaid under the Westburg loan, (ii) the date of the sale of Multi-Link or substantially all of its assets, (iii) the effective date of a registration statement filed under the 1933 Act in connection with a firm commitment underwriting for common stock of Multi-Link seeking to raise gross proceeds of at least $5,000,000 at a price of not less than $5.00 per share or (iv) October 21, 2003. Multi-Link issued the warrants in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Westburg had available to it all material information concerning Multi-Link. The certificate evidencing the warrants bears a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (l) Between May and November 1998, Multi-Link sold 150,000 shares of its Common Stock and warrants to purchase 75,000 shares of its common stock at an exercise price of $4.17 per share to various investors pursuant to a private placement for an aggregate of $625,000. The warrants are exercisable from November 17, 1999 through May 17, 2001. Multi-Link issued the shares and warrants in reliance upon the exemption from registration provided by Rule 506 promulgated under Regulation D of the 1933 Act. Such persons represented to Multi-Link that they acquired the shares for their own account and not with a view to distribution and that they had available to them all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. The selling agent was Spencer Edwards, Inc. which received (together with the participating dealers) commissions and expense reimbursements of $93,750 and warrants to purchase 15,000 shares of common stock at an exercise price of $5.00 per share and warrants to purchase 7,500 shares of common stock at an exercise price of $4.17 per share.

     (m) In September 1998, Multi-Link issued 72,000 shares of its common stock and warrants to purchase 36,000 shares of its common stock at an exercise price of $4.17 per share to CS Capital Corp. for conversion of a $300,000 loan. The warrants are exercisable from November 17, 1999 through May 17, 2001. Multi-Link issued the shares and warrants in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. Such company represented to Multi-Link that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Multi-Link. The certificates evidencing the shares bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

     (n) Since January 15, 1997, Multi-Link has issued several ten year options to its employees and others to purchase an aggregate of 165,000 shares of Multi-Link's common stock at exercise prices ranging from $0.017 per share to $6.00 per share. Multi-Link issued the options in reliance on the exemption from registration under Rule 701 of the 1933 Act. Such persons represented to Multi-Link that they acquired the option for their own account and not with a view to distribution and that they had available to them all material information concerning Multi-Link. The certificates evidencing the options bear a restrictive legend under the 1933 Act. No underwriter was involved in the transaction.

ITEM 27. EXHIBITS.

     The following is a list of all exhibits filed as part of this Registration
Statement:

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          1.1            -- Form of Underwriting Agreement.
          1.2            -- Form of Selected Dealers Agreement.
          3.1            -- Restated Articles of Incorporation filed on May 18,
                            1998.*
          3.2            -- Amendments to Restated Articles of Incorporation filed on
                            February 2, 1999.*
          3.3            -- Bylaws as amended through January 1, 1999.*
          4.1            -- Borrowing Agreement dated September 25, 1998, between
                            Westburg Media Capital LP, the Registrant, Multi-Link
                            Telecommunications, Inc., Nigel V. Alexander, Shawn B.
                            Stickle and The Blackhawk Trust.*
          4.2            -- Form of Commercial Installment Contract between the
                            Registrant and Associates Commercial Corporation.*
          4.3            -- Form of Security Agreement between the Registrant and
                            Associates Commercial Corporation.*
          4.4            -- Form of Warrant Agreement between the Registrant and
                            American Securities Transfer & Trust, Inc.
          4.5            -- Form of Escrow Agreement.*
          4.6            -- Forms of Lock-Up Agreements.*
          4.7            -- Form of Representative's Option for the Purchase of
                            Units.

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          4.8            -- Form of Warrant Exercise Fee Agreement between Schneider
                            Securities, Inc., American Securities Transfer & Trust,
                            Inc. and the Registrant.
          4.9            -- Amendment to Borrowing Agreement dated April 15, 1999
                            between Westburg Media Capital L.P., the Registrant and
                            Multi-Link Communications, Inc.
          4.10           -- Registration Rights Agreement dated April 15, 1999
                            between Westburg Media Capital L.P. and the Registrant.
          5.1            -- Opinion of Smith McCullough, P.C. on legality.
         10.1            -- Stock Option Plan.*
         10.2            -- First Amendment to Stock Option Plan.*
         10.3            -- Agreement dated January 1, 1999, between the Registrant and Telecom Sales Associates, Inc. as amended on February
                            3, 1999.*
         10.4            -- Form of Customer Agreement.*
         10.5            -- US West Communications Digital Switched Service Rate
                            Stability Plan Agreements.*
         10.6            -- Consulting Agreement between the Registrant and Octagon
                            Strategies, Inc.*
         10.7            -- Employment Agreement between the Registrant and Shawn B.
                            Stickle.*
         10.8            -- Lease Agreement dated March 29, 1999 between the
                            Registrant and Lakeside Holdings, L.L.C., as amended.
         10.9            -- Promissory Note dated September 30, 1998 from Registrant to Octagon Strategies, Inc.
         10.10           -- Promissory Note dated September 30, 1998 from Registrant to Shawn B. Stickle.
         10.11           -- Promissory Note dated April 14, 1999 from Registrant to
                            Westburg Media Capital, L.P.
         16              -- Letter from James E. Scheifley & Associates, PC
                            confirming the circumstances pursuant to which James E.
                            Scheifley & Associates, PC resigned as Registrant's
                            principal independent accountants.*
         21              -- Subsidiaries of the Registrant.*
         23.1            -- Consent of HEIN + ASSOCIATES LLP.
         23.2            -- Consent of James E. Scheifley & Associates, PC.
         23.3            -- Consent of Smith McCullough, P.C. (included in Exhibit
                            5.1).
         27              -- Financial Data Schedule.*

---------------

 *  Previously filed as a part of this registration statement.

ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City and County of Denver, State of Colorado on April 19, 1999.

                                          MULTI-LINK TELECOMMUNICATIONS, INC.

                                                /s/ NIGEL V. ALEXANDER
                                          --------------------------------------
                                                   Nigel V. Alexander,
                                          Chief Executive Officer and Principal
                                                    Executive Officer

                                                   /s/ SHAWN B. STICKLE
                                          --------------------------------------
                                                    Shawn B. Stickle,
                                          President and Chief Operating Officer

                                                   /s/ DAVID J. CUTLER
                                          --------------------------------------
                                                     David J. Cutler,
                                          Chief Financial Officer and Principal
                                                    Accounting Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                /s/ SHAWN B. STICKLE                               Director              April 19, 1999
-----------------------------------------------------
                  Shawn B. Stickle

               /s/ NIGEL V. ALEXANDER                              Director              April 19, 1999
-----------------------------------------------------
                 Nigel V. Alexander

                 /s/ KEITH R. HOLDER                               Director              April 19, 1999
-----------------------------------------------------
                   Keith R. Holder

                /s/ R. BRAD STILLAHN                               Director              April 19, 1999
-----------------------------------------------------
                  R. Brad Stillahn

                               INDEX TO EXHIBITS

      EXHIBIT NO.                      DESCRIPTION AND METHOD OF FILING
      -----------                      --------------------------------
          1.1            -- Form of Underwriting Agreement.
          1.2            -- Form of Selected Dealers Agreement.
          3.1            -- Restated Articles of Incorporation filed on May 18,
                            1998.*
          3.2            -- Amendments to Restated Articles of Incorporation filed on
                            February 2, 1999.*
          3.3            -- Bylaws as amended through January 1, 1999.*
          4.1            -- Borrowing Agreement dated September 25, 1998, between
                            Westburg Media Capital LP, the Registrant, Multi-Link
                            Telecommunications, Inc., Nigel V. Alexander, Shawn B.
                            Stickle and The Blackhawk Trust.*
          4.2            -- Form of Commercial Installment Contract between the
                            Registrant and Associates Commercial Corporation.*
          4.3            -- Form of Security Agreement between the Registrant and
                            Associates Commercial Corporation.*
          4.4            -- Form of Warrant Agreement between the Registrant and
                            American Securities Transfer & Trust, Inc.
          4.5            -- Form of Escrow Agreement.*
          4.6            -- Forms of Lock-Up Agreements.*
          4.7            -- Form of Representative's Option for the Purchase of
                            Units.
          4.8            -- Form of Warrant Exercise Fee Agreement between Schneider
                            Securities, Inc., American Securities Transfer & Trust,
                            Inc. and the Registrant.
          4.9            -- Amendment to Borrowing Agreement dated April 15, 1999
                            between Westburg Media Capital L.P., the Registrant and
                            Multi-Link Communications, Inc.
          4.10           -- Registration Rights Agreement dated April 15, 1999
                            between Westburg Media Capital L.P. and the Registrant.
          5.1            -- Opinion of Smith McCullough, P.C. on legality.
         10.1            -- Stock Option Plan.*
         10.2            -- First Amendment to Stock Option Plan.*
         10.3            -- Agreement dated January 1, 1999, between the Registrant and Telecom Sales Associates, Inc. as amended on February
                            3, 1999.*
         10.4            -- Form of Customer Agreement.*
         10.5            -- US West Communications Digital Switched Service Rate
                            Stability Plan Agreements.*
         10.6            -- Consulting Agreement between the Registrant and Octagon
                            Strategies, Inc.*
         10.7            -- Employment Agreement between the Registrant and Shawn B.
                            Stickle.*
         10.8            -- Lease Agreement dated March 29, 1999 between the
                            Registrant and Lakeside Holdings, L.L.C., as amended.
         10.9            -- Promissory Note dated September 30, 1998 from Registrant to Octagon Strategies, Inc.
         10.10           -- Promissory Note dated September 30, 1998 from Registrant to Shawn B. Stickle.
         10.11           -- Promissory Note dated April 14, 1999 from Registrant to
                            Westburg Media Capital, L.P.
         16              -- Letter from James E. Scheifley & Associates, PC
                            confirming the circumstances pursuant to which James E.
                            Scheifley & Associates, PC resigned as Registrant's
                            principal independent accountants.*
         21              -- Subsidiaries of the Registrant.*
         23.1            -- Consent of HEIN + ASSOCIATES LLP.
         23.2            -- Consent of James E. Scheifley & Associates, PC.
         23.3            -- Consent of Smith McCullough, P.C. (included in Exhibit
                            5.1).
         27              -- Financial Data Schedule.*

---------------

 *  Previously filed as a part of this registration statement.